UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
2016	Annual Meeting
of Stockholders and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 11, 2017

The annual meeting of stockholders (the “Annual Meeting”) of Commercial Metals Company, a Delaware corporation (the “Company”), will be held in CMC Hall at the Company’s corporate headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039 on Wednesday, January 11, 2017, at 10:00 a.m., Central Standard Time. If you are planning to attend the Annual Meeting in person, you are required to bring proof of ownership of Commercial Metals Company common stock, as well as a form of government-issued photo identification, in order to be admitted to the meeting. Directions to the Annual Meeting are included at the end of the accompanying proxy statement.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless you specifically request by following the instructions on the Notice Regarding the Availability of Proxy Materials you received. The Notice Regarding the Availability of Proxy Materials includes instructions as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. We believe that by furnishing our proxy materials on the Internet, we provide our stockholders with the information our stockholders need while lowering the cost to the Company of delivering the proxy materials.

The Annual Meeting will be held to consider the following matters:

(1)	the election of the four persons named in the accompanying proxy statement to serve as Class I directors until the 2020 annual meeting of stockholders and until their successors are elected;

(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2017;

(3)	an advisory vote on executive compensation; and

(4)	the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

You are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares either by telephone, Internet or mail as described in the Notice Regarding the Availability of Proxy Materials you previously received. Proxies forwarded by or for banks, brokers, trusts or other nominees should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

PAUL K. KIRKPATRICK

Corporate Secretary

Irving, Texas

November 28, 2016

Commercial Metals Company

6565 North MacArthur Boulevard, Suite 800

Irving, Texas 75039

Telephone (214) 689-4300

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 11, 2017

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Commercial Metals Company (“we” or “the Company”) for use at the annual meeting of our stockholders to be held on Wednesday, January 11, 2017 at 10:00 a.m., Central Standard Time, in CMC Hall at the Company’s corporate headquarters at 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039 (the “Annual Meeting”), and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which this proxy statement and accompanying proxy card are first being made available to stockholders is November 28, 2016.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, on or about November 28, 2016, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report on the Internet. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

Shares represented by each proxy, if properly executed and returned to us prior to the Annual Meeting in accordance with the instructions in the accompanying proxy card and the Notice Regarding the Availability of Proxy Materials, will be voted as directed, but if not otherwise specified, will be voted (i) FOR the election of the four directors nominated by our Board and named in this proxy statement, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and (iii) FOR the approval of the advisory resolution on executive compensation. A stockholder executing a proxy may revoke it at any time before it is voted by giving written notice to the Corporate Secretary of the Company, by subsequently executing and delivering a new proxy or by voting in person at the Annual Meeting.

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank, broker, trust or other nominee, the availability of telephone and Internet voting will depend upon the voting processes of the bank, broker, trust or other nominee. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank, broker, trust or other nominee.

Stockholders who elect to vote via telephone or the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the Annual Meeting. Instructions for voting via telephone or the Internet are contained in the Notice Regarding the Availability of Proxy Materials you received.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Only stockholders of record on November 21, 2016 are entitled to notice of and to attend and/or vote at the Annual Meeting or any adjournments of the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting. Proof of ownership of Commercial Metals Company common stock, as well as a form of government-issued photo identification, must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, trust, bank or other nominee will suffice.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	10:00 a.m., January 11, 2017
Place	Commercial Metals Company CMC Hall 6565 North MacArthur Boulevard, 9th Floor Irving, Texas 75039
Record date	November 21, 2016
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock entitles the holder thereof to one vote for each director to be elected and one vote for each of the other matters to be voted on.
Admission	Proof of ownership of our common stock and a form of government-issued photo identification must be presented in order to be admitted to the Annual Meeting.

Voting Matters

		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of four directors	FOR EACH OF OUR BOARD’S DIRECTOR NOMINEES	13
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm	FOR	62
3.	Advisory vote on executive compensation	FOR	64

Election of Directors

Our Board has nominated four candidates for election to our Board as Class I directors, with a term expiring at the 2020 annual meeting of stockholders. A brief description of the director nominees follows. Additional detail on the director nominees can be found beginning on page 13 of this proxy statement. In addition, the name, age, years of service, biographical description and qualifications of each of the Class II and Class III directors continuing in office are provided beginning on page 16 of this proxy statement.

Vicki L. Avril, age 62, has served on our Board since 2014. Ms. Avril, now retired, is the former President and Chief Executive Officer (“CEO”) of IPSCO Tubulars, Inc. Ms. Avril currently serves as a director of Greif, Inc., Global Brass and Copper Holdings, Inc. and Finning International, Inc.

Robert L. Guido, age 70, has served on our Board since 2007. Mr. Guido, now retired, is the former Vice Chair and CEO of Ernst & Young’s Assurance and Advisory Practice. Mr. Guido currently serves on the Risk Advisory Counsel of the National Association of Corporate Directors.

Sarah E. Raiss, age 59, has served on our Board since 2011. Ms. Raiss, now retired, is the former Executive Vice President Corporate Services of TransCanada Corporation. Ms. Raiss currently serves as a director of Vermillion Energy, Loblaw Companies and Ritchie Brothers.

J. David Smith, age 67, has served on our Board since 2004. Mr. Smith, now retired, is the former Chairman, President and CEO of Euramax International, Inc. Mr. Smith currently serves as a director of Gypsum Management and Supply, Inc.

Please see pages 13 through 15 of this proxy statement for a complete description of Mses. Avril’s and Raiss’ and Messrs. Guido’s and Smith’s business experience and qualifications.

PROXY STATEMENT SUMMARY

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2017. Set forth below is summary information with respect to Deloitte & Touche LLP’s fees for services provided in fiscal years 2016 and 2015.

Type of Fees	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$4,280,801	$4,167,277
Audit-Related Fees	$—	$—
Tax Fees	$228,372	$275,000
All Other Fees	$10,660	$5,330
Total	$4,519,833	$4,447,607

Executive Compensation Advisory Vote

We are asking stockholders to approve, on a non-binding advisory basis, our named executive officer compensation as described in this proxy statement. Our Board recommends a FOR vote because it believes that our compensation policies and practices are reasonable, competitive and highly-focused on pay-for-performance principles, as described in more detail in Proposal 3 on page 64.

Our Company

The Company manufactures, recycles and markets steel and metal products, related materials and services through a network including steel mills commonly referred to as “minimills,” steel fabrication and processing facilities, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets. The CMC Americas Division includes three segments: Americas Recycling, Americas Mills and Americas Fabrication. The CMC International Division includes two segments: International Mill and International Marketing and Distribution. You can view additional information about our Company on our website at www.cmc.com. The information contained on or connected to our website is not part of this proxy statement.

Our Fiscal Year 2016 Performance and Executive Compensation

Despite continued margin pressure from imports both in the U.S. and Poland, which we believe is a result of unfair trading practices by certain foreign producers that we are actively challenging through international trade cases, we achieved many financial and operational successes during our 2016 fiscal year. In particular, our Americas Fabrication segment posted its highest fiscal year adjusted operating profit since 2008 and our International Mill segment had its most profitable fourth quarter since fiscal 2008. For the fiscal year ended August 31, 2016, net earnings attributable to the Company were $54.8 million, or $0.47 per diluted share, on net sales of $4.6 billion. This compares to net earnings attributable to the Company of $79.4 million, or $0.67 per diluted share, on net sales of $6.0 billion for the fiscal year ended August 31, 2015, reported on a restated basis to reflect the Company’s 2016 conversion from the LIFO method of inventory valuation. As of August 31, 2016, cash and cash equivalents totaled approximately $517.5 million, representing an increase of 7% from fiscal year ended August 31, 2015.

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives and employee benefits. Our compensation philosophy places a significant portion of the potential compensation for each of the Company’s named executive officers (the “NEOs”) (as listed under “Executive Compensation Participants” on page 28) “at risk”, which is described in more detail beginning on page 31.

PROXY STATEMENT SUMMARY

Compensation Decisions During Fiscal Year 2016

In fiscal year 2016, the following compensation actions were taken:

•	For fiscal year 2016, the Compensation Committee of the Board did not adjust the base salary level for Mr. Alvarado based on a review of the competitive positioning of his base salary. All other NEOs received market-competitive promotional increases, salary adjustments, and/or merit increases to base salary, ranging from 2.5% to 17.8%.

•	In determining the bonus opportunities under the Company’s Annual Cash Incentive Bonus (as defined on page 33), the Compensation Committee of the Board reduced the bonus pool in recognition that, while the performance goals were set at levels consistent with the Company’s 2016 operational plan, the goals were below the Company’s 2015 performance based on industry and market conditions, projected general economic conditions and the Company’s forecasted performance levels at the time the goals were set. This reduction was achieved by reducing the Financial Performance Bonus Pool by 12.5% when overall Company financial results produced 128% bonus achievement or less. The Compensation Committee further determined that, if applicable, results between 128% and 200% achievement would receive a pro-rata reduction between 12.5% - 0%, with no reduction for performance at 200% achievement. The Operational Performance Bonus Pool was not subject to this reduction. Based on the achievement of 2016 corporate financial, operational, and/or business unit goals, the Compensation Committee certified payouts under the Annual Cash Incentive Bonus, on average, of 115.7% of target for NEOs with Company-wide positions and 113.8% of target for the other NEOs based upon the reduced bonus pool.

•	Two NEOs received discretionary bonuses, representing approximately 2% and 3% of their respective total compensation, in recognition of their significant contributions during fiscal year 2016.

•	Performance-based stock units represent 50% of the NEO long-term grant value, with 75% of the vesting based on three-year EBITDA and ROIC targets (each as defined on page 36) and 25% vesting based on relative total shareholder return. The remaining 50% long-term grant value was delivered as time-based RSUs (as defined on page 36). In connection with mid-year promotions, two NEOs received supplemental equity awards in the same form as the annual long-term incentive awards.

•	The long-term incentive awards for the three-year performance period ending in 2016 vested at 120% of target for all NEOs.

INFORMATION ABOUT THE MEETING AND VOTING

Q:	Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on November 28, 2016 we mailed a Notice Regarding the Availability of Proxy Materials to our stockholders of record and beneficial owners. The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice. Our Board encourages you to take advantage of the availability of the proxy materials on the Internet.

Q:	Why did I receive these materials?

A:	These materials were provided to you because our Board is soliciting your proxy to vote at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. This proxy statement describes the matters on which you, as a stockholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q:	Why did my household receive only one copy of the Notice Regarding the Availability of Proxy Materials or proxy materials?

A:	In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice Regarding the Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice Regarding the Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Commercial Metals Company at (214) 689-4300 or by mail to 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record on November 21, 2016 are entitled to notice of and to attend and/or vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting. Each share of our common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Q:	How can I vote my shares?

A:	You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may vote your shares by telephone or the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials. You may also vote your shares by requesting a printed copy of our proxy materials and by signing, dating and returning the proxy card that you will then receive. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, our Board recommends that you submit a proxy card in advance by telephone, Internet or mail. In this way, your shares of common stock will be voted as directed by you even if you are unable to attend the Annual Meeting.

Q:	May I change my vote?

A:	Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	by giving written notice to the Corporate Secretary of Commercial Metals Company at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039;

INFORMATION ABOUT THE MEETING AND VOTING

•	by subsequently executing and delivering a new proxy; or

•	by voting in person at the Annual Meeting.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. On November 21, 2016, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 115,543,845 shares of our common stock, par value $0.01 per share, outstanding, not including approximately 13,516,819 treasury shares. There were no shares of our preferred stock outstanding on November 21, 2016.

Q:	How do I vote if I cannot attend the Annual Meeting in person?

A:	By voting your shares by telephone or via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials or, if you requested a printed copy of our proxy materials, by signing, dating and returning the proxy card you received, you will enable Joseph Alvarado, Barbara R. Smith and Paul K. Kirkpatrick, each of whom is named on the proxy card as a “Proxy Holder,” to vote your shares at the Annual Meeting in the manner you indicate. When you vote your shares by proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1. You can also specify how you want your shares voted with respect to Proposals 2 and 3, which are described elsewhere in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If you vote by proxy and any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Voting by Mail.    You can vote by mail by requesting a printed copy of our proxy materials and by signing, dating and returning the proxy card you will then receive in the postage-paid envelope provided.

Voting via the Internet.    You can vote your shares via the Internet by following the instructions provided on the Notice Regarding the Availability of Proxy Materials. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Voting by Telephone.    You can vote your shares by telephone by following the instructions provided on the Notice Regarding the Availability of Proxy Materials. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

Q:	May I vote in person at the Annual Meeting?

A:	Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a bank, broker, trust or other nominee, you must bring a legal proxy or other proof from that bank, broker, trust or other nominee granting you authority to vote your shares directly at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy by telephone, Internet or mail as described in the Notice Regarding the Availability of Proxy Materials you previously received.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares, and this proxy statement and any accompanying documents have been provided directly to you by the Company.

INFORMATION ABOUT THE MEETING AND VOTING

In contrast, if you purchased your shares through a bank, broker, trust or other nominee, the bank, broker, trust or other nominee will be the “stockholder of record” of those shares. Generally, when this occurs, the bank, broker, trust or other nominee will automatically put your shares into “street name,” which means that the bank, broker, trust or other nominee will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and any accompanying documents have been forwarded to you by your bank, broker, trust or other holder of record.

Q:	What are broker non-votes?

A:	A broker non-vote occurs when a bank, broker, trust or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. As described below, banks, brokers, trusts and other nominees will not have discretion to vote on the election of directors or the advisory vote on executive compensation.

Q:	Will my shares be voted if I do not provide instructions to my bank, broker, trust or other nominee?

A:	If you are the beneficial owner of shares held in “street name” by a bank, broker, trust or other nominee, the bank, broker, trust or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank, broker, trust or other nominee, and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee does not have the discretion to vote on the election of directors or the advisory vote on executive compensation. THEREFORE, UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO THE BANK, BROKER, TRUST OR OTHER NOMINEE HOLDING SHARES ON YOUR BEHALF, THE BANK, BROKER, TRUST OR OTHER NOMINEE WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES ON THESE PROPOSALS. We strongly encourage you to vote your proxy or provide voting instructions to the bank, broker, trust or other nominee so that your vote on these matters will be counted.

Under NYSE rules, if you hold your shares through a bank, broker, trust or other nominee and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee will have the discretion to vote on the ratification of the appointment of Deloitte & Touche LLP.

Q:	What are the proposals and what is the required vote for each?

A: •	Proposal 1: Election of Directors. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, so the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. Abstentions and broker non-votes will not be counted as a vote cast either “for” or “against” a nominee’s election.

•	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt Proposal 2. An abstention on Proposal 2 will have the same effect as a vote against Proposal 2. A broker non-vote will not have any effect on Proposal 2 and will not be counted.

•

Proposal 3: Advisory Vote on Executive Compensation. Proposal 3 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker non-vote will not have any effect on Proposal 3

INFORMATION ABOUT THE MEETING AND VOTING

and will not be counted. Proposal 3 is an advisory vote only, and therefore it will not bind the Company or our Board. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation.

Q:	What are the recommendations of our Board?

A:	Our Board recommends that you vote:

•	FOR Proposal 1 – the election of the four nominees for director nominated by our Board and named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2017; and

•	FOR Proposal 3 – the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

Q:	Who will count the votes?

A:	Votes will be counted by one or more independent inspectors of election appointed by the Company for the Annual Meeting.

Q:	What happens if the Annual Meeting is adjourned?

A:	If we adjourn the Annual Meeting, we will conduct the same business at the adjourned meeting, and our Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting, or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to the Company’s third amended and restated bylaws, when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally scheduled to take place, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, our Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Q:	Whom can I contact if I have questions?

A:	If you have any questions about the Annual Meeting or how to vote your shares, please call the office of our General Counsel at (214) 689-4300.

Q:	Where can I find the voting results?

A:	We will report the voting results in a current report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On the basis of filings with the SEC and other information, we believe that based on 115,543,845 shares of our common stock issued and outstanding as of November 21, 2016, the following persons beneficially owned more than five percent (5%) of our outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	12,492,538	10.8%
55 East 52nd Street New York, NY 10022
The Vanguard Group(2)	11,902,062	10.3%
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP(3)	9,863,090	8.5%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
(1)	Based on the information provided pursuant to Amendment No. 7 to the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 8, 2016 (the “Blackrock Schedule 13G”). BlackRock reported that, as of December 31, 2015, it had sole voting power with respect to 12,211,929 shares of common stock and sole dispositive power with respect to 12,492,538 shares of common stock. The BlackRock Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(2)	Based on the information provided pursuant to Amendment No. 4 to the Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on June 9, 2016 (the “Vanguard Schedule 13G”). Vanguard reported that, as of May 31, 2016, it had sole voting power with respect to 146,689 shares of common stock, shared voting power with respect to 11,899 shares of common stock, sole dispositive power with respect to 11,749,275 shares of common stock, and shared dispositive power with respect to 152,787 shares of common stock. The Vanguard Schedule 13G states that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(3)	Based on the information provided pursuant to Amendment No. 2 to the Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 9, 2016 (the “DFA Schedule 13G”). DFA reported that, as of December 31, 2015, it had sole voting power with respect to 9,754,781 shares of common stock and sole dispositive power with respect to 9,863,090 shares of common stock. The DFA Schedule 13G states that various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one fund’s interest in the common stock is more than 5% of the total outstanding common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us about the beneficial ownership of our common stock as of November 21, 2016 by each director and nominee for director, our CEO, our Chief Financial Officer (“CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group based on 115,543,845 shares of our common stock issued and outstanding as of November 21, 2016. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

Name	Owned Shares of Common Stock		Option Shares of Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Director Nominees (excluding Mr. Alvarado)
Vicki L. Avril	24,779	(2)	—	24,779	*
Rhys J. Best	62,373		14,000	76,373	*
Robert L. Guido	67,105		—	67,105	*
Richard B. Kelson	51,753	(3)	—	51,753	*
Anthony A. Massaro	35,701	(4)	—	35,701	*
Rick J. Mills	71,545	(5)	—	71,545	*
Sarah E. Raiss	54,339	(6)	14,000	68,339	*
J. David Smith	72,490		—	72,490	*
Charles L. Szews	22,989		—	22,989	*
Joseph C. Winkler	43,302		—	43,302	*
Named Executive Officers
Joseph Alvarado	438,449		—	438,449	*
Barbara R. Smith	132,485	(7)	—	132,485	*
Mary Lindsey	18,783	(8)	—	18,783	*
Tracy L. Porter	155,230		—	155,230	*
John Elmore	138,954		—	138,954	*
Paul K. Kirkpatrick	24,723		—	24,723	*
All directors, director nominees and executive officers as a group (20 persons)	1,488,589	(9)	28,000	1,516,589	1.3%
*	Less than one percent (1%)
(1)	Represents shares subject to options exercisable within 60 days of November 21, 2016.
(2)	Includes 15,183 deferred RSUs that Ms. Avril has elected to have distributed not more than 60 days immediately following termination of service.
(3)	Includes 39,943 deferred RSUs that Mr. Kelson has elected to have distributed not more than 60 days immediately following termination of service.
(4)	Includes 3,998 deferred RSUs that Mr. Massaro has elected to have distributed not more than 60 days immediately following termination of service and 3,703 RSUs vesting on January 12, 2017.
(5)	Includes 57,628 deferred RSUs that Mr. Mills has elected to have distributed not more than 60 days immediately following termination of service.
(6)	Includes 13,773 deferred RSUs that Ms. Raiss has elected to have distributed not more than 60 days immediately following termination of service, 3,703 RSUs vesting on January 12, 2017 and 3,602 RSUs vesting on January 13, 2017.
(7)	Includes 10,150 RSUs vesting on January 18, 2017.
(8)	Includes 5,139 RSUs vesting on January 18, 2017.
(9)	Includes 35,988 RSUs vesting within 60 days of November 21, 2016 and 130,525 deferred RSUs to be distributed not more than 60 days immediately following termination of service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during the fiscal year ended August 31, 2016.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our restated certificate of incorporation divides our Board into three classes. The term of office of the Class I directors expires at the Annual Meeting. There are four Class I nominees standing for election at the Annual Meeting. Proxies cannot be voted for the election of more than four persons to our Board at the Annual Meeting. The term of the Class I directors elected at the Annual Meeting ends at the 2020 annual meeting of stockholders. The term of the Class II directors ends at the 2018 annual meeting of stockholders and the term of the Class III directors ends at the 2019 annual meeting of stockholders.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee is unable to serve or for good cause will not serve, the shares represented by the proxies will be voted for the person, if any, designated by our Board to replace such nominee. However, the Company has no reason to believe that any nominee will be unavailable. All of the director nominees, as well as the continuing directors, plan to attend this year’s Annual Meeting. The following table sets forth information about the nominees and the continuing directors.

Director Nominees

Name, Principal Occupation and Other Information	Age	Served as Director Since
Class I – Term to Expire in 2020
Vicki L. Avril	62	2014

Retired – Former President and CEO of IPSCO Tubulars, Inc.

Business Experience:    From 2008 to 2013, Ms. Avril served as President and CEO of IPSCO Tubulars, Inc., a manufacturer of tubular products. Ms. Avril served in various capacities at IPSCO Inc. from 2004 to 2007, including Senior Vice President, IPSCO Tubular Operations, Senior Vice President and CFO. She served as Senior Vice President and CFO of Wallace Computer Services, Inc. from 2001 to 2003. Prior thereto, Ms. Avril served in a variety of roles at Inland Steel Industries Inc. from 1976 to 1998 before being named Vice President Finance and CFO in 1998.

Other Board Experience:    Ms. Avril is a director of Greif, Inc., Global Brass and Copper Holdings, Inc. and Finning International, Inc.

Qualifications:    Ms. Avril brings to our Board extensive management and leadership experience in the metals, distribution and manufacturing industries. This includes vast experience in both the fully integrated and the scrap based electric arc furnace steel industry. Ms. Avril has strong business acumen with substantial expertise in mergers and acquisitions, strategy, restructuring, finance and accounting through her experience as CEO and CFO for various public companies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Name, Principal Occupation and Other Information	Age	Served as Director Since
Robert L. Guido	70	2007

Retired – Former Vice Chair and CEO of Ernst & Young’s Assurance and Advisory Practice

Business Experience:    During Mr. Guido’s 38-year career with Ernst & Young, most recently serving as Vice Chair and CEO of Ernst & Young’s Assurance and Advisory Practice, he worked with clients in many industries, from privately held companies to some of the firm’s largest global companies. In addition to client facing roles, he co-chaired the firm’s Global Client Steering Committee, which was comprised of the firm’s most senior partners who work with global clients, and served as the Vice-Chair of the audit practice and the Regional Partner in charge of human resources.

Other Board Experience:    Mr. Guido is a former director of Bally Technologies, Inc. and served a three-year term on the Public Company Accounting Oversight Board’s (“PCAOB”) Standing Advisory Group, which provides the PCAOB with input on its standard-setting process. Mr. Guido currently serves on the Risk Advisory Council of the National Association of Corporate Directors.

Qualifications:    Mr. Guido brings to our Board a significant level of financial and accounting expertise, as well as extensive experience in mergers and acquisitions, which he developed throughout his 38-year career at Ernst & Young. His service at Ernst & Young as a senior advisory and engagement partner to numerous global companies provides him with an in-depth understanding of the range of issues facing global companies. Mr. Guido is experienced at engaging senior management and boards in discussions encompassing key business issues such as strategy, financing alternatives, acquisitions, human resources and restructuring matters. He also brings to our Board important knowledge of and experience with the SEC and the PCAOB from his prior dealings with these agencies as a public accountant. Mr. Guido has a valuable background in corporate governance, audit committee best practices and enterprise risk management based on his experiences as a public accountant, guest lecturer and author on enterprise risk management.

Sarah E. Raiss	59	2011

Retired – Former Executive Vice President Corporate Services, TransCanada Corporation

Business Experience:    Ms. Raiss was employed by TransCanada Corporation, a North American energy infrastructure company, from 1999 to 2011, most recently serving as Executive Vice President, Corporate Services, from 2002 to 2011. Prior to joining TransCanada, Ms. Raiss served in various engineering, operations, strategic planning and marketing positions in the telecommunications industry at Ameritech Corporation and its subsidiary, Michigan Bell.

Other Board Experience:    Ms. Raiss is a director of Vermillion Energy, Loblaw Companies and Ritchie Brothers. She is a former director of Canadian Oil Sands Ltd., MicroPlanet Technologies Corporation, a TSX Venture Exchange Company, at which Ms. Raiss assisted in establishing a governance framework as it became publicly traded, and Shoppers Drug Mart.

Qualifications:    Ms. Raiss brings to our Board strong business acumen and business management experience, as well as functional expertise in strategic planning, merger integration, human resources and corporate governance, all gained through her management and board experiences at significant industrial enterprises. Her service as Executive Vice President, Corporate Services of TransCanada Corporation and director of various publicly traded companies provide our Board with additional perspective on corporate strategy and opportunities for current and future operations. In addition, Ms. Raiss has received an Institute of Corporate Directors professional designation and was recognized on the 2015 National Association of Corporate Directors Directorship 100 list.

PROPOSAL 1 — ELECTION OF DIRECTORS

Name, Principal Occupation and Other Information	Age	Served as Director Since
J. David Smith	67	2004

Retired – Former Chairman, President and CEO, Euramax International, Inc.

Business Experience:    Mr. Smith served as Chairman, President and CEO of Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for construction and transportation markets, from 1996 to 2008. In 2011, Mr. Smith served as Interim CEO of Nortek, Inc., an international producer of building products, HVAC systems, ergonomic furniture systems and security systems. Prior thereto, he served as President of Alumax Fabricated Products, Inc. from 1989 to 1996, and held numerous senior operating roles in its predecessor companies from 1972 to 1989.

Other Board Experience:    Mr. Smith serves as a director of Gypsum Management and Supply, Inc. and he is the former non-executive Chairman of Nortek, Inc.

Qualifications:    Mr. Smith brings to our Board managerial and operational expertise gained through his broad experience in managing and leading a significant industrial and manufacturing enterprise. His service as the Chairman, President and CEO of Euramax International, Inc. provides our Board with additional international and strategic perspectives. Mr. Smith’s interim leadership position at Nortek, as well as his service on Nortek’s board, have provided him with valuable management, governance and leadership experience that he brings to our Board. In addition, his service on several boards of international companies provides him with international experience and enables him to make valuable contributions to our international growth strategies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

Name, Principal Occupation and Other Information	Age	Served as Director Since
Class II – Term to Expire in 2018
Joseph Alvarado	64	2011

Chairman, President and CEO of Commercial Metals Company

Business Experience:    Mr. Alvarado joined the Company in April 2010 as Executive Vice President and Chief Operating Officer (“COO”). He was named President and COO in April 2011, and in June 2011, he was appointed President and CEO effective September 2011. He was elected to our Board in September 2011 and was appointed as Chairman in January 2013. Prior to joining the Company, Mr. Alvarado served as President and COO at Dallas, Texas-based Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries, from 2004 through 2007. He held such positions until United States Steel Corporation, a steel manufacturer, named him President of U.S. Steel Tubular Products in June 2007 after completing its acquisition of Lone Star Technologies, Inc. and its related companies, a position he held until March 2009. Mr. Alvarado began his career in steelmaking at Inland Steel Company in 1976, serving in various capacities until he was promoted to President of the Inland Steel Bar Company in 1995. Subsequently, Mr. Alvarado served as Executive Vice President-Commercial at Birmingham Steel Company from 1997 to 1998. In 1998, Mr. Alvarado joined Ispat North America Inc. as Vice President-Long Products Sales and Marketing, where he served until joining Lone Star Technologies in 2004.

Other Board Experience:    Mr. Alvarado is a director of Spectra Energy Corp.

Qualifications:    Mr. Alvarado has extensive experience in the metals, trading and manufacturing industries, which provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Mr. Alvarado’s vast experience in the steel industry has provided him with valuable knowledge of accounting, sales, manufacturing, planning and operations, all of which are relevant to his leadership of the Company and his service on our Board. His experience in domestic and global, integrated and minimill, and flat and long products further qualify him to lead the Company and serve on our Board. His service as our President and CEO as well as Chairman of our Board provides our Board with significant perspective on our global operations. His in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and our Board. His role as President and CEO also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans.

PROPOSAL 1 — ELECTION OF DIRECTORS

Name, Principal Occupation and Other Information	Age	Served as Director Since
Anthony A. Massaro	72	1999

Retired – Former Chairman, President and CEO of Lincoln Electric Holdings, Inc.

Business Experience:    Mr. Massaro served as the non-executive Chairman of our Board from January 2012 to January 2013. Prior thereto, Mr. Massaro served as President and CEO of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment, from 1996 to January 2005, and as Chairman from May 1997 to October 2005. Prior to becoming CEO of Lincoln Electric, he served as President and COO and also as President of both Lincoln Europe and Lincoln International. Prior to joining Lincoln Electric in 1993, Mr. Massaro served as a Group President of Westinghouse Electric Corporation, which he joined in 1967. Prior to his service as a Group President, he served as Westinghouse’s Executive Vice President for the Industrials and Environmental Group and held a series of engineering and management positions in Westinghouse’s nuclear, international and automation divisions.

Other Board Experience:    Mr. Massaro is a former director of PNC Financial Services Group, Inc., Thomas Industries and USG Energy.

Qualifications:    Mr. Massaro has broad experience in leading a significant industrial enterprise, particularly with respect to international operations and business management. His service as the Chairman, President and CEO of Lincoln Electric Holdings, Inc. provides our Board with strong global business acumen and financial and strategic planning expertise. His strong international background provides our Board with additional perspective on corporate strategy and opportunities for current and future international operations. In addition, his public-company directorship service provides our Board with experience in the areas of management, operations and strategy and provides additional perspective on the Company’s operations.

Joseph Winkler	65	2012

Retired – Former Chairman and CEO of Complete Production Services, Inc.

Business Experience:    Mr. Winkler served as the Chairman and CEO of Complete Production Services, Inc., an oilfield services provider, from March 2007 to February 2012. Prior thereto, Mr. Winkler served as President and CEO of Complete Production Services, Inc. from March 2005 to March 2007. Prior to joining Complete Production Services, Inc., Mr. Winkler was an executive for National Oilwell Varco and several of its predecessor entities from April 1996 to March 2005.

Other Board Experience:    Mr. Winkler serves as a director of Hi-Crush Partners LP, Eclipse Resources and TETRA Technologies, Inc. He is a former director of Dresser-Rand (DRC).

Qualifications:    Mr. Winkler brings to our Board significant leadership, operational and strategic experience gained from his service as Chairman and CEO of Complete Production Services, Inc. and his executive experience at National Oilwell Varco and its predecessors. His public-company board of directors service provides our Board with valuable corporate leadership, governance and strategy development knowledge.

PROPOSAL 1 — ELECTION OF DIRECTORS

Name, Principal Occupation and Other Information	Age	Served as Director Since
Class III – Term to Expire in 2019
Rhys J. Best	70	2010

Retired – Former Chairman, President and CEO of Lone Star Technologies, Inc.; currently serving as non-executive Chairman of MRC Global Inc.

Business Experience:    Mr. Best has been engaged in private investments since June 2007. From 1999 until June 2004, Mr. Best served as Chairman, President and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries until its acquisition by United States Steel Corporation in June 2007, and from June 2004 to June 2007, Mr. Best served as Chairman and CEO of Lone Star Technologies, Inc.

Other Board Experience:    Mr. Best is a director of Trinity Industries, Inc., Cabot Oil & Gas Corporation and non-executive Chairman of MRC Global, Inc. He is the former non-executive Chairman of Crosstex Energy (now EnLink Midstream).

Qualifications:    Mr. Best brings to our Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy, as well as additional perspective on the Company’s operations, including its international operations and steel manufacturing.

Richard B. Kelson	70	2010

Chairman, President and CEO of ServCo, LLC

Business Experience:    Since July 2009, Mr. Kelson has been the Chairman, President and CEO of ServCo, LLC, a strategic sourcing company. Mr. Kelson was an operating advisor of Pegasus Capital, a private equity investment firm, from September 2006 to March 2010. From 1974 to August 2006, Mr. Kelson served in a variety of capacities at Alcoa, Inc., a producer of primary aluminum, fabricated aluminum and alumina, including Chairman’s Counsel from January 2006 to August 2006 and Executive Vice President and CFO from 1997 to December 2005.

Other Board Experience:    Mr. Kelson is a director of PNC Financial Services Group, Inc. and non-executive Chairman of Ingevity, and he is a former director of Lighting Science Group Corporation, MeadWestvaco and ANADIGICS, Inc.

Qualifications:    Mr. Kelson brings significant financial and business knowledge and leadership experience to our Board. His past service provides our Board with valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions. His service as a leader of a global integrated aluminum manufacturer provides additional perspective on the Company’s global industrial and manufacturing operations. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Name, Principal Occupation and Other Information	Age	Served as Director Since
Rick J. Mills	69	2012

Retired – Former Corporate Vice-President and President of Components Group of Cummins, Inc.

Business Experience:    Mr. Mills served as the Corporate Vice-President and President of Components Group of Cummins, Inc., a manufacturer of service engines and related technologies, from 2005 to 2008. Mr. Mills spent over 37 years with Cummins, serving in a variety of financial roles before being named Vice President and General Manager of Atlas Inc., a former Cummins business that manufactured engine components, in 1988. He then served as President of Atlas, Inc. from 1990 to 1993, Vice President of the Pacific Rim and Latin America operations for Cummins Filtration (formerly Fleetguard Inc.) from 1993 to 1996, Corporate Controller of Cummins, Inc. from 1996 to 2000 and Vice-President and Group President of Filtration of Cummins, Inc. from 2000 to 2005.

Other Board Experience: Mr. Mills is a director of Masonite International Corporation and Flowserve Corporation. He is a former director of Gerdau Ameristeel and Rohm and Haas Company.

Qualifications:    Mr. Mills brings to our Board significant leadership, operational and strategic experience gained in his 37 years at Cummins, Inc. in a variety of financial, managerial and executive positions. Mr. Mills has significant international experience from his leadership roles of the Pacific Rim and Latin America operations at Cummins, Inc., which provides our Board valuable insight into the Company’s international operations and strategy. In addition, Mr. Mills’ experience as a director of an international manufacturer and an international steel producer and recycler brings valuable corporate leadership and strategy development knowledge to our Board.

Charles L. Szews	60	2014

Retired – Former CEO of Oshkosh Corporation

Business Experience:    From 2012 to 2015, Mr. Szews served as CEO of Oshkosh Corporation, a designer, manufacturer and marketer of specialty vehicles and vehicle bodies. Mr. Szews served in various capacities at Oshkosh, including as President and CEO from 2011 to 2012, as President and COO from 2007 to 2011 and as Executive Vice President and CFO from 1997 to 2007. Prior to joining Oshkosh, Mr. Szews held a series of executive positions with Fort Howard Corporation for eight years. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period.

Other Board Experience: Mr. Szews is a director of Rowan Companies and Group 1 Automotive, Inc. He is a former director of Oshkosh Corporation and Gardner Denver, Inc.

Qualifications:    Mr. Szews’ extensive financial and audit experience in a variety of positions combined with his operational experience, as well as his substantial M&A experience, are a complementary asset to our Board. In addition, he brings vast experience in manufacturing, technology and international markets that will provide knowledge and insight into our Company’s global operations.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

PROPOSAL 1 — ELECTION OF DIRECTORS

Vote Required

Directors are elected by majority vote, and cumulative voting is not permitted.

Our Board recommends a vote FOR the election of the nominees for director named above: Vicki L. Avril, Robert L. Guido, Sarah E. Raiss and J. David Smith.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Director Independence.    Our Board has determined, after considering all of the relevant facts and circumstances, that Mses. Avril and Raiss and Messrs. Best, Guido, Kelson, Massaro, Mills, Smith, Szews and Winkler are independent, as “independence” is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards not to be satisfied.

Board Leadership Structure.    Mr. Alvarado serves as the Chairman of the Board, President and CEO of the Company. Our Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for the Company at the present time as it promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plans. In coming to this conclusion, the independent directors considered Mr. Alvarado’s vast experience within the Company’s industry, which affords him a broad and uniquely well-informed perspective on the Company’s business, as well as substantial insight into the trends and opportunities that may affect the Company’s future. The combination of the Chairman and CEO roles is balanced by the appointment of a Lead Director, as well as the remainder of our Board being comprised of independent directors. As discussed further below, the Lead Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict. The Lead Director also presides over those Board sessions that are attended only by independent directors. Our Board believes that having a Lead Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

Lead Director.    When considered appropriate, our corporate governance guidelines permit the designation of a Lead Director by the majority vote of independent directors. The independent directors designated Mr. Kelson as Lead Director to serve until the 2018 annual meeting of stockholders. The responsibilities of the Lead Director include (i) convening and presiding over executive sessions attended only by independent and non-employee directors, (ii) communicating to the CEO the substance of discussions held during those sessions to the extent requested by the participants, (iii) serving as a liaison between the Chairman of the Board and our Board’s independent directors on sensitive issues and otherwise when appropriate, (iv) consulting with the Chairman of the Board on meeting schedules and agendas in order to assure that sufficient time is available for discussion of agenda items, (v) consulting with the Chairman of the Board regarding materials to be sent to our Board, including the format and adequacy of information, (vi) consulting with the Chairman of the Board to assure the effectiveness of our Board meeting process, (vii) presiding at meetings of our Board in the event of the Chairman of the Board’s absence, (viii) leading the Board’s annual evaluation of the Chairman of the Board and the CEO, (xi) monitoring and coordinating with management on corporate governance issues and developments and (x) being available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board. The Lead Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for the Company or perform other responsibilities.

Board Role in Risk Oversight.    Management has responsibility for evaluating and managing overall risk to the enterprise. Our Board assesses the enterprise-level risks that face the Company from a strategic point of view and reviews options for risk mitigation presented by management. The responsibility to review and assess such risk exposure includes reviewing regulatory, safety, environmental and financial matters, contingent liabilities, and other risks which may be material to the Company, as well as the activities of management in identifying, assessing and mitigating against business, commercial, regulatory, operational, financial and other risks associated with the Company’s products and services. The Chairman, President and CEO periodically reports to our Board on his and management’s assessment of risks impacting the Company. The Audit Committee, discussed below, has the responsibility for reviewing the Company’s major financial reporting risks or exposures and to assess the steps taken by management to monitor and control such risks and exposures. The Audit Committee’s review of these risks and exposures includes, but is not limited to: (i) any special-purpose entities,

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management. In addition, the Finance Committee provides ongoing guidance and oversight of transactions involving financing, investments and merger and acquisition activity, as well as insurance coverage. Both of these committees provide the Compensation Committee with a perspective on the relationship between compensation and risk, which the Compensation Committee uses in its evaluation of management compensation in order to ensure management’s continued focus on growth in stockholder value without incentivizing undue risk.

Corporate Governance Guidelines and Code of Ethics.    Our Board has adopted corporate governance guidelines. Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Corporate Governance Committee and our Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving leading practices for similarly situated companies. We have also adopted a Code of Conduct and Business Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. In addition, we have adopted a separate Financial Code of Ethics which is applicable to our CEO, CFO, Corporate Controller, any person who may function as a Chief Accounting Officer or persons performing similar functions. We intend to post any amendments to or waivers from our Financial Code of Ethics and our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, any person who may function as a Chief Accounting Officer or persons performing similar functions. Our Corporate Governance Guidelines, the Code of Conduct, the Financial Code of Ethics and other information are available at our website, www.cmc.com, and such information is available in print to any stockholder, without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Communications by Stockholders and Other Interested Parties.    Stockholders and other interested parties may communicate with the Lead Director or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee directors c/o Corporate Secretary at P.O. Box 1046, Dallas, Texas 75221.

Meetings of Our Board.    In fiscal year 2016, the entire Board met six times, all of which were regularly scheduled meetings. All directors attended at least seventy-five percent (75%) or more of the meetings of our Board and of the committees on which they served. We expect all directors and nominees to attend the Annual Meeting. All but two directors attended the 2016 annual meeting of stockholders.

Executive Sessions.    As required by the NYSE listing standards, non-employee and independent directors regularly schedule executive sessions in which they meet without the presence of employee directors or management. The presiding director at such executive sessions is the Lead Director. In fiscal year 2016, the non-employee directors, which include all members of our Board other than Mr. Alvarado, held six non-employee director sessions in connection with Board meetings and no stand-alone meetings.

Board Committees

We have four standing board committees: Audit, Compensation, Nominating and Corporate Governance and Finance. Each of these committees is comprised entirely of independent directors. Our Board has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by our Board. All committee charters are available at our website, www.cmc.com, and available in print to any stockholder, without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Audit Committee.    Our Board has a standing Audit Committee that performs the activities more fully described in the Audit Committee Report on page 61. For the 2016 fiscal year, the members of the Audit Committee were Messrs. Mills (Chairman), Guido, Massaro and Szews and Ms. Avril. During the fiscal year ended August 31, 2016, the Audit Committee met nine times, which included, when appropriate, executive sessions consisting only of members of the Audit Committee.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Compensation Committee.    Our Board has a standing Compensation Committee that is responsible for the matters described in the Compensation Committee’s charter, including (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, (ii) evaluating the performance of the CEO and the other executive officers in light of those goals and objectives and (iii) determining and approving the CEO’s compensation based on this evaluation as well as setting the compensation of the other executive officers following a review with the CEO of the CEO’s evaluation, recommendations and decisions as to the performance and compensation of the other executive officers.

Additional responsibilities of the Compensation Committee are:

(i)	to assist our Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for our executive officers and other executives;

(ii)	to make recommendations to our Board with respect to incentive compensation plans, equity based plans and other compensation and benefits programs that are subject to Board approval;

(iii)	to administer the Company’s incentive compensation, stock option and other equity based plans, including approving option guidelines and grants, making, modifying, substituting or canceling grants, designating participants, interpreting the plans and programs, determining plan and program rules and regulations and imposing limitations, restrictions and conditions upon any award;

(iv)	to review and make recommendations to our Board regarding any employment, severance, change in control or separation agreement, or any deferred compensation arrangement, to be entered into with any executive officer;

(v)	to review and discuss with management the Compensation Discussion and Analysis (“CD&A”) included in the proxy statement and, based on such review and discussion, recommend to our Board that such CD&A be included in the proxy statement and incorporated by reference in the Annual Report on Form 10-K;

(vi)	to prepare the Compensation Committee Report for inclusion in the proxy statement;

(vii)	to conduct a Compensation Committee self-assessment annually; and

(viii)	to review the Compensation Committee’s charter annually.

The members of the Compensation Committee for fiscal year 2016 were Ms. Raiss (Chairman) and Messrs. Best, Kelson, Smith and Winkler. The Compensation Committee met seven times during the fiscal year ended August 31, 2016, which included executive sessions consisting only of members of the Compensation Committee. For a further discussion of the Compensation Committee’s role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee’s engagement and use of independent third-party compensation consultants, please see the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee.    Our Board has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Nominating and Corporate Governance Committee’s charter, including (i) identifying and making recommendations as to individuals qualified to be nominated for election to our Board and Board committees, (ii) monitoring developments in corporate governance matters and overseeing compliance with statutes, rules and regulations relating thereto, including reviewing, assessing and making recommendations to our Board with respect to our corporate governance guidelines, (iii) overseeing the annual self-evaluation of the performance of our Board and management, (iv) overseeing and recommending compensation of non-employee directors, (v) other corporate governance matters, (vi) reviewing and overseeing director orientation and continuing education, (vii) overseeing compliance with regulations regarding certain disclosures to stockholders, (viii) conducting a Nominating and Corporate Governance Committee self-assessment annually and (ix) annually reviewing the charters of each committee of the Board, including the charter of the Nominating and Corporate Governance Committee. For the fiscal year 2016, the members of the Nominating and Corporate Governance Committee were Messrs. Best

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

(Chairman), Guido and Kelson and Mses. Avril and Raiss. The Nominating and Corporate Governance Committee met four times during the fiscal year ended August 31, 2016, which included, when appropriate, executive sessions consisting only of members of the Nominating and Corporate Governance Committee.

Finance Committee.    Our Board has established a standing Finance Committee that is responsible for the matters described in the Finance Committee’s charter, including reviewing and making recommendations to our Board with respect to (i) potential strategic transactions including mergers, acquisitions, divestitures, joint ventures and other investments and proposed major capital expenditures along with reviewing the performance of the foregoing, (ii) our cash position, capital structure and strategies, financing strategies, debt arrangements and insurance coverage matters, (iii) our dividend policy, stock splits and stock repurchases and debt arrangements, (iv) the issuances, as appropriate, of debt or equity securities and (v) the adequacy of the funding of our funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names a joint administrative board as the governing plan fiduciary) in terms of our corporate purposes and objectives. The Finance Committee also conducts annually an evaluation of its own performance and, in light of this, considers changes in the membership, charter or procedures of the committee. During the 2016 fiscal year, the members of the Finance Committee were Messrs. Winkler (Chairman), Massaro, Mills, Smith and Szews. The Finance Committee met five times during the fiscal year ended August 31, 2016, which included, when appropriate, executive sessions consisting only of members of the Finance Committee.

Selection of Nominees for Election to Our Board.    The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. Director candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition to considering these qualifications, the Nominating and Corporate Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of our Board, the evaluations of other prospective nominees, and the need for any required expertise on our Board or one of its committees. The Nominating and Corporate Governance Committee also contemplates multiple dynamics that promote and advance diversity among the members of our Board. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, racial and gender diversity, and breadth of experience in industry, manufacturing, financing transactions and business combinations. Dedication of sufficient time, energy and attention to ensure diligent and effective performance of their duties is expected of directors. Directors may not serve on the board of directors of more than five other publicly traded companies. Directors should be committed to serve on our Board for an extended period of time, if elected by stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director. In order for the Nominating and Corporate Governance Committee to consider persons recommended by stockholders for inclusion as nominees for election to our Board, stockholders should submit the names, biographical data and qualifications of such persons in writing in a timely manner addressed to the attention of the Nominating and Corporate Governance Committee and delivered to the Corporate Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221. A stockholder wishing to formally nominate a director for election at a stockholder meeting must comply with the provisions in the Company’s third amended and restated bylaws addressing stockholder nominations of directors.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016.

Sarah E. Raiss (Chairman)

Rhys J. Best

Richard B. Kelson

J. David Smith

Joseph C. Winkler

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In order to compete effectively in the steel and metal products industry, it is critical that we attract and retain leaders who can best position the Company to deliver financial and operational results for the benefit of our stockholders. Our executive compensation program, which is administered by the Compensation Committee of our Board (the “Committee”), is critical in achieving this objective.

Fiscal 2016 Performance.    Despite continued margin pressure from imports both in the U.S. and Poland, which we believe is a result of unfair trading practices by certain foreign producers that we are actively challenging through international trade cases, we achieved many financial and operational successes during our 2016 fiscal year. In particular, our Americas Fabrication segment posted its highest fiscal year adjusted operating profit since 2008 and our International Mill segment had its most profitable fourth quarter since fiscal 2008. For the fiscal year ended August 31, 2016, net earnings attributable to the Company were $54.8 million, or $0.47 per diluted share, on net sales of $4.6 billion. This compares to net earnings attributable to the Company of $79.4 million, or $0.67 per diluted share, on net sales of $6.0 billion for the fiscal year ended August 31, 2015, reported on a restated basis to reflect the Company’s 2016 conversion from the LIFO method of inventory valuation. As of August 31, 2016, cash and cash equivalents totaled approximately $517.5 million, representing an increase of 7% from fiscal year ended August 31, 2015.

Pay-for-Performance Philosophy.    The Committee designs compensation programs to align the actions of our NEOs with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance. As illustrated below, for fiscal year 2016 approximately 85% of the targeted annual compensation for the CEO and, on average, 74% of the targeted annual compensation for the other NEOs was variable or “at risk” and tied to the Company’s performance:

In furtherance of our pay-for-performance philosophy, the Compensation Committee reduced the 2016 bonus pool under the Company’s Annual Cash Incentive Bonus in recognition that, while the performance goals were set at levels consistent with the Company’s 2016 operational plan, the goals were below the Company’s 2015 performance which was based on (i) industry and market conditions, (ii) projected general economic conditions and (iii) the Company’s forecasted performance levels at the time the goals were set. This reduction was achieved by reducing the Financial Performance Bonus Pool by 12.5% when overall Company financial results produced 128% bonus achievement or less. The Compensation Committee further determined that, if applicable, results between 128% and 200% achievement would receive a pro-rata reduction between 12.5% - 0%, with no reduction for performance at 200% achievement. The Operational Performance Bonus Pool was not subject to this reduction. The 2016 performance goals were based on (i) 80% overall Company and business unit financial performance (the “Financial Performance Bonus Pool”) and (ii) 20% Company-wide operational performance objectives (the “Operational Performance Bonus Pool”). Based on our performance during 2016 and, in the case of our long-term incentive awards, during the 2014-2016 performance period, payouts under our Annual Cash Incentive Bonus and long-term incentive awards were as follows:

•	On average, the Annual Cash Incentive Bonus paid at 115.7% of target for NEOs holding Company-wide positions and 113.8% of target for the other NEOs based on the reduced bonus pool; and

COMPENSATION DISCUSSION AND ANALYSIS

•	The long-term incentive awards for the three-year performance period ending in 2016 vested at 120% of target for all NEOs.

Corporate Governance Highlights Regarding Executive Compensation.    The Committee, with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and serves the long-term interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which the Committee believes reinforces our pay-for-performance philosophy:

•	Metrics Based on Company and Individual Performance. Bonuses paid under the Annual Cash Incentive Bonus as well as the settlement of performance-based equity awards are determined based on pre-established Company-wide performance goals and, in the case of the Annual Cash Incentive Bonus program for some executives, business-unit performance goals. The Committee includes an additional cash incentive bonus component in the Company’s executive compensation program to reward individual performance not reflected in the performance metrics established under the Annual Cash Incentive Bonus and long-term incentive programs.

•	Market Review Process Used for Compensation Determinations. The Committee reviews external market data prepared by the Committee’s independent compensation consultant when setting market-based compensation levels and considers current leading practices when making compensation decisions.

•	Stock Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders and to assure that our executives and directors own meaningful levels of Company stock throughout their tenures with the Company, the Committee established stock ownership guidelines for our executives and directors. The stock ownership guidelines require the non-employee directors and President and CEO to own Company stock equal in value to five times such person’s annual cash retainer or base salary, as applicable, our COO to own Company stock equal in value to four times his or her base salary, and each of our other NEOs to own Company stock equal in value to three times his or her respective base salary.

•	Executive Employment Continuity Agreements with No Tax Gross-Ups. The Company does not provide for excise tax gross-ups under the Executive Employment Continuity Agreements (“EECAs”). Under these agreements, if we determine that the payments to an executive under the Company’s change in control agreement, combined with any other payments or benefits to which the executive may be entitled, would result in the imposition on the executive of an excise tax, we are required to either (i) reduce such payments to the maximum amount which would not result in the imposition of an excise tax or (ii) make such payments to the executive if, even after the executive’s payment of the excise tax, the executive would receive a larger net amount.

•	Double Trigger Required for Receipt of Cash Severance Payments. The EECAs contain a “double trigger” in that there must be present both a change in control and a qualifying termination of the executive in order to trigger cash severance payments under these agreements. We believe that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

•	Clawback Policy. In fiscal year 2014, the Committee adopted a clawback policy which allows the Committee, to the extent legally permitted, to recover incentive compensation if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.

•	Compensation Risk. The Company’s compensation policies, which are formally reviewed by the Committee with the assistance of its independent compensation consultant, are structured to discourage inappropriate risk-taking by our executives.

•	Anti-Hedging and Anti-Pledging Policy. The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in hedging or short-term or speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities.

•	Independent Compensation Consultant. The Committee engages Korn Ferry Hay Group (“Hay Group”) as its independent compensation consultant.

COMPENSATION DISCUSSION AND ANALYSIS

As noted above, in its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program serves the long-term interests of the Company’s stockholders. In that respect, as part of its on-going review of the Company’s executive compensation program, the Committee considered the approval by more than 94% of the votes cast for the Company’s “say-on-pay” vote at the Company’s 2016 annual meeting. Based in part on such vote, the Committee determined that the Company’s executive compensation objectives and compensation elements continued to be appropriate and did not make changes to the Company’s executive compensation program in response to such “say-on-pay” vote.

Management Transition.    During fiscal year 2016, the Company appointed Barbara Smith to the role of Chief Operating Officer of the Company and Ms. Mary Lindsey as Vice President and Chief Financial Officer of the Company. In connection with their promotions, each received an increase in base salary (representing 14.0% for Ms. Smith and 15.3% for Ms. Lindsey) and supplemental fiscal year 2016 equity awards in the form of restricted stock units and performance-based restricted stock unit awards. In addition, effective September 29, 2016, John Elmore, Senior Vice President of the Company and President of CMC International, separated from the Company and, effective September 30, 2016, Tracy Porter was promoted to Executive Vice President-CMC Operations of the Company. In connection with Mr. Elmore’s separation, Mr. Elmore entered into a separation agreement, as described on page 50.

Executive Compensation Participants

The Company’s executive compensation program applies to senior executives and senior managers; however, per the SEC executive compensation disclosure rules, this CD&A focuses on the compensation paid or awarded to the six NEOs included in the Fiscal Year 2016 Summary Compensation Table on page 42.

For fiscal year 2016, the NEOs were:

•	Joseph Alvarado, Chairman, President and CEO

•	Barbara Smith, COO (Senior Vice President and CFO from May 2011 through January 18, 2016)(1)

•	Mary Lindsey, Vice President and CFO (from January 18, 2016)

•	Tracy Porter, Executive Vice President – CMC Operations (Senior Vice President of the Company and President of CMC Americas Division from July 2010 through September 2016)

•	John Elmore, former Senior Vice President of Commercial Metals Company & President – CMC International Division (through September 2016)

•	Paul K. Kirkpatrick, Vice President, General Counsel and Corporate Secretary

(1)	Barbara Smith was promoted to COO beginning January 18, 2016.

Compensation Objectives and Principles

The Committee oversees the compensation and benefit programs of our executives. The Committee is responsible for establishing an executive compensation program that supports the successful recruitment, development and retention of the executive talent and leadership required to achieve our business objectives. The Committee is made up entirely of independent directors, consistent with the current listing standards of the NYSE.

The Committee believes that it is in the best interests of stockholders for us to establish and maintain a competitive executive compensation program. For fiscal year 2016, our base salary philosophy consisted of maintaining competitive base salaries which were targeted at approximately the 50th percentile of competitive market data, as discussed below. A significant portion of potential executive compensation is based upon our financial and operational performance, which we believe aligns executive performance goals with those of our stockholders. We will pay higher compensation when financial goals are exceeded than when such goals are not met, taking into consideration individual ability to influence results and overall economic and market conditions.

COMPENSATION DISCUSSION AND ANALYSIS

The Committee has approved an executive compensation program that it believes:

•	facilitates the attraction and retention of top-caliber talent;

•	aligns the interests of our executives with those of our stockholders; and

•	offers median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives dependent upon achieving financial performance goals.

Within the objectives listed above, the Committee generally believes that it is in the interests of the Company and its stockholders that the “variable” compensation performance metrics should be:

•	primarily based on pre-established performance goals;

•	designed to compensate based upon a combination of individual, business unit and Company performance; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

In addition, the Committee believes that a portion of our executive compensation program must remain discretionary. Discretionary compensation allows the Committee (i) to evaluate and reward executive performance in areas not measured under the terms of our incentive programs, such as safety, leadership, succession planning and execution of Company initiatives, (ii) to perform a qualitative assessment of the business and competitive conditions in which we operate and (iii) to consider issues of internal pay equity and external market review.

Determination of Total Compensation

Independent Compensation Advisor

The Committee engages an independent compensation consultant to assist it in an ongoing review of the Company’s executive compensation program. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, our compensation philosophy and the features of our compensation program and an annual risk assessment of our compensation program.

Since July 2012, the Committee has engaged Hay Group on an annual basis to consult on executive compensation matters and reviews their engagement and performance annually. All work performed by the independent compensation consultant with regard to our executive compensation program is tasked and overseen directly by the Committee. At the direction of the Committee, our management provides information and analyses to the Committee. As discussed further below, the Company participates in and purchases various compensation surveys and studies that management and the Committee use to analyze executive compensation. The Committee believes that utilizing information from multiple compensation surveys supports an objective and well-rounded view of executive compensation practices.

Hay Group does not provide any other material services to the Company. The Committee has assessed the independence of Hay Group pursuant to the NYSE rules and the Committee concluded that Hay Group’s work for the Committee did not raise any conflicts of interest.

Role of Management and CEO in Compensation Decisions

We believe in aligning executive and stockholder interests through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the Committee’s independent compensation advisor regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the Committee’s compensation advisor, trends and recommends improvements to the compensation programs. Specifically, Mr. Alvarado, the Chairman of the Board, President and CEO, reviewed with the Committee his recommendations (without any recommendation as to his own compensation) regarding base salary adjustments, annual bonus and long-term incentive awards for the NEOs. In addition, during fiscal year 2016, the

COMPENSATION DISCUSSION AND ANALYSIS

Company’s Vice President and Chief Human Resources Officer, the Company’s General Counsel and Corporate Secretary and the Company’s Director of Total Rewards also periodically attended Committee meetings at the invitation of the Committee. While the Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for the NEOs are made by the Committee. The Committee also meets regularly in executive session (without the attendance of any member of management).

Competitiveness of Our Compensation Program

Our executive compensation program is designed so that base pay and total short- and long-term compensation is competitive with market practices. Market practices, or benchmarks, are based on peer group data and compensation survey data.

Annually, with the assistance of Hay Group, the Committee reviews the compensation peer group for continued appropriateness, considering the comparability of the peer companies in terms of industry focus, size, scope and complexity of operations. The Committee believes that the compensation peer group strongly reflects the Company’s core business segments and operating model.

For fiscal year 2016, the compensation peer group consisted of the companies noted below. The fiscal year 2016 peer group consisted of the same peer group as was used for fiscal year 2015 compensation decisions except that WestRock Co. was added and replaced Meadwestvaco Corp. and Rock-Tenn Co., as a result of the merger of such companies and their formation of WestRock.

•	AK Steel Holding Corporation

•	Alcoa Inc.

•	Allegheny Technologies Incorporated

•	Ball Corp.

•	Cliffs Natural Resources Inc.

•	Crown Holdings Inc.

•	Harsco Corp.

•	Nucor Corporation

•	Reliance Steel & Aluminum Co.

•	Schnitzer Steel Industries, Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	WestRock Co.

•	Worthington Industries

As noted above, the Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Committee in evaluating fiscal year 2016 compensation levels, the Committee reviewed information from the following surveys: 2015 Equilar Top 25; 2015 US Mercer Executive and 2015 Willis Towers Watson CDB Executive Reports. For purposes of this CD&A, the compensation peer group data and compensation survey data are collectively referred to as “Peer Data.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Mix: Components and Objectives of Short- and Long-Term Compensation

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives and employee benefits. Our compensation philosophy places a significant portion of the potential compensation for each NEO “at risk” such that compensation will vary based on performance of the Company or the NEO. “Variable” compensation is a component of compensation for most of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. The following table describes the material elements of compensation and the objectives of each material element:

PROGRAM	DESCRIPTION	OBJECTIVES	2016 DECISIONS
ANNUAL COMPENSATION:
Base Salary	• Annual cash compensation.	• Retention. • Recognition of sustained individual performance. • Attract qualified employees.

• For fiscal year 2016, the Compensation Committee did not adjust the base salary level for Mr. Alvarado based on a review of the competitive positioning of his base salary. All other NEOs received market-competitive promotional increases, salary adjustments, and/or merit increases to base salary, ranging from 2.5% to 17.8%.

Annual Cash Incentive Bonus

• Bonus plan based on achieving pre-established performance goals set by the Committee.

• Bonus payouts for achieving pre-established performance goals may be reduced (but not increased) at the discretion of the Committee.

• Focus executives on achieving pre-established performance goals, such as return on invested capital or net assets, net income, EBITDA, and operational goals and objectives.

• Based on the achievement of corporate financial, operational and/or business unit goals, the Committee certified payouts, on average, of 115.7% of target for the NEOs with company-wide positions and 113.8% of target for the other NEOs.

Additional Cash Bonuses	• Cash bonuses awarded at the discretion of the Committee. • The Committee may consider any circumstances it deems appropriate in paying out additional bonus dollars.

• Provide the Committee with flexibility to reward individual performance not reflected in pre-established performance goals under the Annual Cash Incentive Bonus program, including to reward expanded responsibilities or contributions to special Company initiatives.

• Focus employees on performance.

• Reviewed annually for individual contributions in context of Company performance, internal pay equity and external market review.

• Ms. Smith and Mr. Porter received additional cash bonuses, representing approximately 3% and 2% of their respective total compensation, in recognition of their significant efforts and contributions during fiscal year 2016.

LONG-TERM COMPENSATION:
Long-Term Incentive Program	• A long-term incentive program using a combination of time-vested and performance-based awards.	• Focus on long-term Company performance and long-term success. • Retention. • Align employee and stockholder interests via performance goals and stock ownership.

• Performance-based stock units represent 50% of the long-term grant value, with 75% of vesting based on three-year EBITDA and ROIC targets and 25% vesting based on relative total shareholder return. The remaining long-term grant value was delivered as time-based RSUs.

• The long-term incentive awards for the three-year performance period ending in 2016 vested at 120% of target for all NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. For fiscal year 2016, our base pay target continued to be the 50th percentile of Peer Data which supports our ability to attract and retain key executive talent. While the Committee generally targets base salary at the 50th percentile of the Peer Data, actual base salary may be above or below the 50th percentile based on the Committee’s review of the underlying scope of an NEO’s responsibilities, individual performance and experience, tenure in the executive’s current position or with the Company, internal pay equity and retention concerns. The Committee strives to maintain base salaries at levels that will attract top talent, while linking a significant portion of an executive’s total compensation opportunity to our success.

The salary adjustments for the NEOs in fiscal year 2016 were based on merit increases and, in the case of Mr. Kirkpatrick, Peer Data. For fiscal 2016, the Committee did not adjust the base salary level for Mr. Alvarado based on a review of the competitive positioning of his base salary. In the case of Ms. Smith and Ms. Lindsey, their salaries were adjusted at the time of their appointments to COO and Vice President and CFO, respectively, based on Peer Data and the compensation paid to the Company’s other executive officers.

For fiscal year 2016, the annual base salaries for the Company’s NEOs were adjusted as follows:

•	Ms. Smith’s base salary increased by 17.8% from $552,000 to $650,000;

•	Ms. Lindsey’s base salary increased by 15.3% from $360,000 to $415,000;

•	Mr. Porter’s base salary increased by 3.4% from $566,000 to $585,000;

•	Mr. Elmore’s base salary increased by 2.5% from $566,000 to $580,000; and

•	Mr. Kirkpatrick’s base salary increased by 13.5% from $370,000 to $420,000.

Annual Cash Incentive Bonus

At the 2013 annual meeting of stockholders, our stockholders approved the Commercial Metals Company 2013 Cash Incentive Plan (the “2013 Cash Plan”), the purpose of which is to advance the interests of the Company and our stockholders by:

•	providing those employees designated by the Committee, which may include NEOs, other senior executives, senior managers and other employees, incentive compensation tied to pre-established and objective performance goals;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate and retain outstanding employees who achieve superior performance for us; and

•	fostering accountability and teamwork throughout the Company.

In accordance with the terms of the 2013 Cash Plan, the Committee establishes appropriate performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial targets or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Committee makes all decisions with respect to the implementation of the 2013 Cash Plan. In establishing performance goals, the Committee reviews industry and market conditions, the alignment of the goals with our strategy, projected general economic conditions, both our past and forecasted performance levels applicable to those executives with overall Company responsibilities and, with respect to Mr. Porter and Mr. Elmore, their respective business units.

With respect to fiscal year 2016, the Compensation Committee determined that, based on the industry and market conditions at the beginning of the year as well as the projected general economic conditions and the Company’s forecasted performance levels, the performance goals for 2016 would be set at levels consistent with the Company’s 2016 operational plan but below the Company’s actual performance in 2015. In recognition of the reduction in the performance goals, the Compensation Committee determined that it was appropriate to reduce the overall bonus pool under the Company’s Annual Cash Incentive Bonus to manage the impact of total incentive pay on our earnings while continuing to provide a meaningful incentive to execute the company’s operational plan. This reduction was achieved by reducing the Financial Performance Bonus Pool by 12.5% when overall Company

COMPENSATION DISCUSSION AND ANALYSIS

financial results produced 128% bonus achievement or less. The Compensation Committee further determined that, if applicable, results between 128% and 200% achievement would receive a pro-rata reduction between 12.5% - 0%, with no reduction for performance at 200% achievement. The Operational Performance Bonus Pool was not subject to this reduction.

The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The fiscal year 2016 Annual Cash Incentive Bonus was designed to focus our executives on short-term return and, in the case of business unit leaders, business unit goals as described below. We believe that these performance goals, in concert, help focus the executives on effectively utilizing our assets, maximizing operational efficiencies and seeking profitable growth opportunities. In addition, under the fiscal year 2016 Annual Cash Incentive Bonus program, no bonus pool would be funded for the NEOs in the event the Company failed to achieve or exceed a 1% ROIC performance goal.

In fiscal year 2013, the base salary targeting was increased from the 40th percentile to the 50th percentile of Peer Data. The shift from the 40th percentile to the 50th percentile will be made over time with respect to certain of our NEOs. The fiscal 2016 base salary levels for Ms. Smith, Ms. Lindsey and Mr. Kirkpatrick were each below the median of the Peer Data. Because of this competitive positioning, their bonus opportunities for fiscal year 2016 were calculated as if they were paid at the 50th percentile of the Peer Data (“Incentive Base Pay”) (as indicated in the following table) rather than their actual fiscal year 2016 base salary levels.

The table below sets forth each NEO’s fiscal year 2016 threshold, target and maximum bonus opportunities, expressed as a percentage of Incentive Base Pay and reflecting the 10% reduction factor applied to the threshold and target payout opportunities based on the 2016 performance goals as compared to 2015.

2016 Annual Cash Incentive Bonus Opportunity

Expressed as a Percentage of Incentive Base Pay for Fiscal Year 2016(1)

Name	Incentive Base Pay	Threshold	Target	Maximum
Joseph Alvarado	$1,000,000	60%	120%	240%
Barbara R. Smith(2)	$650,496	47.5%	95%	190%
Mary Lindsey(2)	$490,032	29.7%	59.4%	118.8%
Tracy L. Porter	$585,000	42.5%	85%	170%
John Elmore	$580,000	42.5%	85%	170%
Paul K. Kirkpatrick	$465,000	32.5%	65%	130%

(1) As noted above, the Financial Performance Bonus Pool was reduced by 12.5% when the Company’s financial performance produced 128% bonus achievement or less.

(2) The bonus opportunities reported for Ms. Smith and Ms. Lindsey reflected their pro-rated bonus opportunities for the year, calculated based on their compensation levels prior to and following their respective promotions.

The bonus target for Ms. Smith was increased from 85% to 100% and the bonus target for Ms. Lindsey was increased from 45% to 65% in connection with their mid-year promotions. The target opportunities reported in the table above reflect their pro-rated target opportunities for the year. The 2016 performance goals were based on (i) 80% overall Company and business unit financial performance (the “Financial Performance Bonus Pool”) and (ii) 20% Company-wide operational performance objectives (the “Operational Performance Bonus Pool”). The Financial Performance Bonus Pool and Operational Performance Bonus Pool are funded based on the extent to which the underlying performance goals are achieved. However, under the terms of the Annual Cash Incentive Bonus plan, the Committee retains the discretion to reduce the payout levels or to determine that no payouts will occur with respect to a participant in the Annual Cash Incentive Bonus plan. This reduction was achieved by reducing the Financial Performance Bonus Pool by 12.5% when overall Company financial results produced 128% bonus achievement or less. The Compensation Committee further determined that, if applicable, results between 128% and 200% achievement would receive a pro-rata reduction between 12.5% - 0%, with no reduction for performance at 200% achievement. The Operational Performance Bonus Pool was not subject to this reduction. For Messrs. Alvarado and Kirkpatrick and Mses. Smith and Lindsey, the Financial Performance Bonus Pool funding was based entirely on overall Company Net Income and ROIC (each as defined below), with each financial

COMPENSATION DISCUSSION AND ANALYSIS

performance goal weighted equally to reflect our focus on balancing profit generation with the capital we spend to generate returns. For Messrs. Elmore and Porter, the Financial Performance Bonus Pool funding was based 50% on overall Company Net Income and ROIC and 50% on performance goals relating to their respective business units. For Mr. Porter, his business unit goals were RONA and EBITDA and Mr. Elmore’s business unit goals were ROIC and EBITDA, with each performance goal weighted equally. The Compensation Committee determined that it was appropriate to assign an ROIC goal to Mr. Elmore given that two of his three business units were not asset intensive entities and an RONA goal to Mr. Porter in light of the asset intensive nature of his business unit. The operational performance objectives for all participants, including the NEOs (except Mr. Elmore), were safety training initiatives, code of conduct training and supply chain management, with each operational performance goal weighted equally. Mr. Elmore’s operational objectives were safety training, code of conduct training and reduction in days of working capital, with each operational performance goal weighted equally. Based on the attainment of the operational performance goals, the Operational Performance Bonus Pool was funded, on average, at 188% of target for Messrs. Alvarado, Kirkpatrick, and Porter and Mses. Smith and Lindsey, and at 127% of target for Mr. Elmore.

With regard to the financial performance goals, the Committee established annual performance targets that were designed to be aligned with the Company’s fiscal year 2016 operating plan which focused leadership on optimizing our operating footprint, generating returns more efficiently and executing on several key strategic initiatives intended to better position us to compete in the future. The financial performance goals established by the Committee were intended to be challenging and reflected our operating plan, economic and market conditions, and forecasts at the time the performance goals were set. In approving the performance goals, the Compensation Committee decided to exclude the impact of fluctuations in the Company’s effective tax rate and, instead, the performance targets as well as the measurement of performance against those targets was based on the statutory tax rate applicable to the Company. Pursuant to the terms of the program documents, the corporate Net Income and ROIC goals were adjusted to exclude the Zug, Switzerland and United Kingdom Distribution operations, which were wound down and being wound down, respectively, and a pre-tax debt extinguishment charge of $11.4 million, while ROIC and EBITDA for the International Division were adjusted to exclude the Zug, Switzerland and United Kingdom Distribution operations.

The following tables set forth the fiscal year 2016 financial performance goals applicable to each NEO. Payouts for performance in between performance levels are determined using straight line interpolation.

Messrs. Alvarado’s and Kirkpatrick’s and Mses. Lindsey’s and Smith’s 2016 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum	Actual Performance
Net Income(1)	50%	$47M	$72M	$100M	$78M
ROIC(2)	50%	3.6%	4.5%	5.6%	4.5%
Overall Achievement					112%
Payout Factor					98%

Mr. Elmore’s 2016 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum	Actual Performance
Net Income(1)	50%	$47M	$72M	$100M	$78M
ROIC(2)	50%	3.6%	4.5%	5.6%	4.5%
Business Unit Performance Goal (International Division)	Weighting	Threshold	Target	Maximum
ROIC(2)	50%	NA	4.2%	NA	3.5%
EBITDA(4)	50%	$59M	$83M	$111M	$60M
Overall Achievement					88%
Payout Factor					77%

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Porter’s 2016 Annual Cash Incentive Bonus Performance Goals

Commercial Metals Company	Weighting	Threshold	Target	Maximum	Actual Performance
Net Income(1)	50%	$47M	$72M	$100M	$78M
ROIC(2)	50%	3.6%	4.5%	5.6%	4.5%
Business Unit Performance Goal (Americas Division)	Weighting	Threshold	Target	Maximum
RONA(3)	50%	10.8%	16.5%	19.6%	20.2%
EBITDA(4)	50%	$241M	$319M	$372M	$354M
Overall Achievement					147%
Payout Factor					129%
(1)	Net Income means earnings from continuing operations before income taxes as determined under U.S. GAAP, less income taxes calculated using the Company’s statutory tax rate of 35% and adjusted to exclude the Zug, Switzerland and United Kingdom Distribution operations and a pre-tax debt extinguishment charge of $11.4 million. In prior years, the Net Income performance goal had been adjusted to be measured on a LIFO basis. As a result of the Company’s 2016 conversion of its inventory valuation method, the Company is no longer required to adjust the Net Income goal for inventory valuation methods.
(2)	ROIC means Net Income before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity as of the beginning of the Company’s fiscal year.
(3)	For an applicable business unit, RONA means the percentage obtained by dividing operating profit by the value of the trailing thirteen (13) month average net assets, determined by using the business unit’s inventory costing method.
(4)	For an applicable business unit, EBITDA means Net Income from continuing operations before income taxes, interest (both internal and external), depreciation, amortization expenses and the impairment of depreciable and other intangible assets.

Based on the Company and business unit financial performance and the attainment of the operational goals, each as described above, the NEOs holding Company-wide positions received a payout of, on average, 115.7% of their respective target award opportunities; accordingly, Messrs. Alvarado and Kirkpatrick and Mses. Smith and Lindsey received Annual Cash Incentive Bonuses of $1,387,800, $349,600, $714,700 and $336,700, respectively. Mr. Porter and Mr. Elmore each received a payout of, on average, 113.8% of their respective target award opportunities. Accordingly, for fiscal year 2016, Messrs. Porter and Elmore received Annual Cash Incentive Bonuses of $699,200 and $429,020, respectively. Payouts over 100% were driven by strong results in the Company’s operational performance objectives. The Annual Cash Incentive Bonus received by each of the NEOs is included in the “Non-Equity Performance Incentive Plan Compensation” column in the Fiscal Year 2016 Summary Compensation Table.

Additional Cash Bonuses

In addition to the Annual Cash Incentive Bonus, the Committee may, in its discretion, approve additional cash awards to employees, including the NEOs (the “Additional Cash Bonus”). Any Additional Cash Bonus is calculated solely at the discretion of the Committee. At the end of each fiscal year the Committee determines whether any such awards are deemed warranted and, if so, in what amount. Each such cash award is based on the Committee’s evaluation of the individual’s overall job performance, including (i) progress toward non-financial or objective goals, (ii) a qualitative assessment of the business and competitive conditions in which we operate and (iii) issues of internal pay equity and external market review. In the past, as was the case for fiscal year 2016, the Committee has used the Additional Cash Bonus element of the compensation program to reward expanded responsibilities or contributions to special Company initiatives.

COMPENSATION DISCUSSION AND ANALYSIS

After reviewing the Company and individual performance for fiscal year 2016 in conjunction with the input of Hay Group, the Committee determined that it was appropriate to award Additional Cash Bonuses to Mr. Porter and Ms. Smith, as follows:

•	Contributions and accomplishments considered by the Committee for Ms. Smith included her leadership during the transition into the COO role, the Company’s overall improvement in safety performance and her on-going focus on the business rationalization, expense initiatives and capital re-deployment work related to the International Division. To recognize Ms. Smith’s contributions, the Committee approved an additional payment of $90,300, representing approximately 3% of her total compensation.

•	Contributions and accomplishments considered by the Committee for Mr. Porter included continued execution on certain governmental relations and political initiatives on behalf of the Company, Mr. Porter’s acceptance of broader responsibilities as the Chairman, Steel Manufacturers Association and Mr. Porter’s oversight in the ongoing development of the Company’s new micromill in Durant, Oklahoma. To recognize Mr. Porter’s contributions, the Committee approved an additional payment of $40,800, representing approximately 2% of his total compensation.

Long-Term Incentive Program

Through our long-term incentive program, we provide senior executives, including participating NEOs, the opportunity for equity awards contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus, the Additional Cash Bonus and the long-term incentive programs provide balanced cash incentives and equity incentives that we believe reward executive focus on delivering both financial results and long-term growth. The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, total compensation at approximately the 50th percentile of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile of Peer Data.

Fiscal Year 2016 – Fiscal Year 2018 Long-Term Incentive Program

In fiscal year 2016, the Committee approved the 2016 – 2018 long-term incentive program with the long-term incentive awards to be delivered one-half in the form of time-vested restricted stock units (“RSUs”) and one-half in the form of performance-vested stock units (“PSUs”). In connection with the mid-year promotions of Ms. Smith and Ms. Lindsey, the Committee approved supplemental grants to each, delivered in the same form as the 2016-2018 long-term incentive grants (the “Promotion Grants”). The fiscal year 2016 RSU awards vest ratably over a three-year period and will be settled in shares of Company stock. The fiscal year 2016 PSU awards vest at the end of a three-year performance period (September 1, 2015-August 31, 2018) and will be settled in shares of Company stock, except that the Promotion Grants have a performance period from the January 18, 2016 grant date through August 31, 2018.

The Committee, with input from management and Hay Group, selected net earnings before interest (including accounts receivable securitization program expenses), taxes, depreciation, amortization and the impairment of depreciable and other intangible assets such as goodwill (“EBITDA”), return on invested capital (“ROIC”) and relative total stockholder return (“TSR”) as the performance measures for the vesting of the PSUs. The Committee, with input from management and Hay Group, selected EBITDA and ROIC as absolute performance measures intended to reflect the Company’s profitable growth and selected TSR as a relative measure of the Company’s performance against the TSR peer group. The Committee believes that such metrics are aligned with the Company’s business plan and stockholders’ interests.

The PSU awards are measured over the performance period with 75% of the award vesting based on the achievement of EBITDA over the three-year performance period and positive ROIC. In each year of the performance period, an EBITDA goal is set by the Committee based on the business plan as approved by our Board and performance is measured on a cumulative basis as compared to the target levels set by the Committee for each of the three years in the performance period. If a positive ROIC is not attained, then under the terms of the award agreements, none of the PSU awards subject to the EBITDA metric will vest regardless of the EBITDA performance achieved. The payout formula is intended to encourage strong, focused performance with each performance level representing what the Committee deemed to be stretch, but attainable performance goals given the economic and market conditions at the time the goals were set. The EBITDA target for fiscal year 2016

COMPENSATION DISCUSSION AND ANALYSIS

was $318.7 million and the Company achieved $334.5 million, except that the EBITDA target for January 18, 2016 through August 31, 2016 for the Promotion Grants was $190.0 million and the Company achieved $211.4 million. The following table sets forth the vesting percentage and payout levels for the portion of the PSU award that vests based on fiscal year 2016-2018 EBITDA performance.

2016-2018 EBITDA Performance vs. Target

	EBITDA Metric
	Threshold (70%)	Target (100%)	Maximum (130%)
Percent of PSUs to Vest:	50%	100%	200%

The remaining 25% of the PSU award vests based on the Company’s relative TSR performance compared to a peer group of companies. For purposes of measuring TSR performance, the companies listed below represent the TSR peer group. This is the same peer group that was used for the PSU grant that occurred in fiscal 2015 except that Texas Industries, Inc. was removed due to it no longer being a stand-alone company.

• AK Steel Holding Corp.	• Harsco Corp.	• Textron, Inc.
• Alcoa, Inc.	• Jacobs Engineering Group, Inc.	• Tutor Perini Corp.
• Allegheny Technologies, Inc.	• Martin Marietta Materials	• United States Steel Corp.
• Dycom Industries, Inc.	• McDermott International, Inc.	• USG Corp.
• Eagle Materials, Inc.	• Nucor Corp.	• Vulcan Materials Co.
• Fluor Corp.	• Owens-Illinois, Inc.	• Weyerhaeuser Co.
• General Cable Corp/DE	• Schnitzer Steel INDS-CL A
• Granite Construction, Inc.	• Steel Dynamics, Inc.

The companies included in the 2016-2018 TSR peer group were chosen by the Committee based on recommendations from Hay Group, with management input, because each of the peer group companies was viewed as sharing similar business characteristics, challenges and strategic direction with the Company, and the stock price of the peer group companies over time generally responds to the market in a manner similar to the Company’s stock. Our TSR peer group is broader than our compensation peer group listed on page 30 as it is focused more on our comparators for investor capital, and is less bound by the revenue size, which is a driver of pay levels in the compensation peer group. The two peer groups also serve different purposes in our executive pay program. The TSR peer group governs the vesting of our PSU program while the compensation peer group is used for a market review of competitive compensation levels for our NEOs.

The following table sets forth the vesting percentage and payout levels for the portion of the PSU award that vests based on relative TSR performance.

	TSR Metric
	Threshold >/=P30	Target >/=P50	Maximum >/=P70
Percent of Units to Vest:	50%	100%	200%

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth the long-term incentive award opportunities, expressed as a percentage of base salary, under the fiscal year 2016-2018 long-term incentive program. The target award opportunities were determined based on Peer Data and the Company’s historical compensation practices and remained the same as compared to fiscal 2015 except for increases with respect to Mr. Alvarado and Mses. Smith and Lindsey. The target opportunities for Mses. Smith and Lindsey were increased in connection with their respective promotions based on Peer Data and the Company’s historical compensation practices, while Mr. Alvarado’s target opportunity was increased based on Peer Data.

Fiscal Year 2016 through 2018 Long-Term Incentive Opportunity

Expressed as a Percentage of Base Salary for FY2016

Name	Target
Joseph Alvarado	475%
Barbara R. Smith	275%
Mary Lindsey	157%
Tracy L. Porter	175%
John Elmore	175%
Paul K. Kirkpatrick	150%

The following table sets forth the aggregate long-term incentive target award, expressed as a percentage of base salary, to be delivered in the form of RSUs and PSUs.

Fiscal Year 2016 through 2018 Long-Term Incentive Awards

Expressed as a Percentage of Base Salary at Beginning of Performance Period

		PSUs
Name	RSUs	Threshold	Target	Maximum
Joseph Alvarado	237.5%	118.8%	237.5%	475%
Barbara R. Smith	137.5%	68.8%	137.5%	275%
Mary Lindsey	78.5%	39.3%	78.5%	157%
Tracy L. Porter	87.5%	43.8%	87.5%	175%
John Elmore	87.5%	43.8%	87.5%	175%
Paul K. Kirkpatrick	75%	37.5%	75%	150%

Prior Years’ Outstanding Long-Term Incentive Programs

During fiscal year 2016, the Company had three outstanding long-term incentive programs. For the fiscal year 2015-2017 and 2016-2018 performance periods, the PSUs will be settled based on the Company’s EBITDA, ROIC and TSR performance following the conclusion of the performance period. For the PSUs granted on October 22, 2013 to all of the then-serving NEOs, the awards were settled based on the Company’s achievement of EBITDA, ROIC and TSR performance during the 2014-2016 performance period as follows:

	Performance Metric
	Cumulative EBITDA	ROIC	TSR Ranking
Target	$1.011B	Positive	50th Percentile
Actual	$1.122B	5.24%	38th Percentile
Overall Funding: 120%

Other Elements of Compensation

As described below, we also provide retirement benefits and health and other welfare benefits to our NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Retirement and Non-qualified Deferred Compensation Programs

Retirement Plan:    The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Companies Retirement Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan and all Company contributions to the plan are discretionary. The amounts contributed to the 401(k) Plan on behalf of each of the NEOs are listed in the Summary Compensation Table on page 42.

Benefit Restoration Plan:    As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, the Company provides the Benefit Restoration Plan (“BRP”), a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the 401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contributions that the participant would have received under the 401(k) Plan but for the limits imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent (50%) of his or her base salary and Annual Cash Incentive Bonus into his or her BRP account. The Committee believes that the BRP is an important element of our long-term compensation program because it helps attract and retain talent in a competitive market. The amounts contributed to the BRP on behalf of each of the participating NEOs are listed in the Summary Compensation Table on page 42.

Perquisites

We provide car allowances to NEOs. In addition, during fiscal year 2016, the Company made annual physicals and certain financial planning services available to the Company’s senior leadership, including all of the NEOs. Please see footnote 4 in the Fiscal Year 2016 Summary Compensation Table beginning on page 42 for more detailed information. We do not own or provide to the NEOs corporate aircraft, security services, an executive dining room or similar perquisites.

Health and Other Welfare Benefits

Our NEOs, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, short and long-term disability, and other employee benefits generally made available to employees. In addition, the Company offers a supplemental long-term disability program for executives, including the NEOs, which is intended to replicate the coverage available to non-executive employees.

Termination, Severance and Change in Control Benefits

As of August 31, 2016, the employment agreements with each of our NEOs (other than Ms. Lindsey and Mr. Kirkpatrick, who do not have an employment agreement) provide severance benefits upon a qualifying termination of employment. In addition, we have entered into Executive Employment Continuity Agreements (“EECAs”) with each of the NEOs, which provide for enhanced severance benefits in the event of a qualifying termination of employment within two years following a Change in Control (as defined in such agreements). The termination provisions included in the employment agreements and EECAs are further described below in the “Potential Payments and Benefits Upon Termination or Change in Control” section. The Committee believes the payments provided for under the employment agreements and EECAs upon a qualifying termination of employment to be reasonable in light of the non-competition obligations imposed upon the NEOs post-termination and in order to ensure that we have the continued attention and dedication of the executives during circumstances that could result in a Change in Control. In connection with her promotion to the position of Vice President and CFO, the Company and Ms. Lindsey amended her existing EECA agreement to increase the amount of cash to which Ms. Lindsey is entitled if she experiences a qualifying termination of employment within two-years following a Change in Control from three times to four times her highest base salary (based on multiple of salary only and does not include a multiple of salary plus bonus) in any calendar year during the five-year period prior to the termination of employment. The Committee approved this amendment in order to align Ms. Lindsey’s EECA change in control severance benefits with those provided to the Company’s other NEOs.

In connection with Mr. Elmore’s departure from the Company, Mr. Elmore and the Company entered into a separation agreement on September 29, 2016. Under the separation agreement, Mr. Elmore agreed to comply with certain (i) non-competition and (ii) non-solicitation obligations from his separation date through the periods ending March 29, 2018 and September 29, 2018, respectively. In consideration for Mr. Elmore’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in

COMPENSATION DISCUSSION AND ANALYSIS

the separation agreement, the Company agreed, among other things, to provide Mr. Elmore: (i) a lump sum payment in the gross amount of $1,160,000, which is equivalent to two years annual base salary; (ii) Mr. Elmore’s fiscal year 2016 annual performance bonus based on the formulaic calculation under the Company’s fiscal year 2016 Annual Cash Incentive Bonus program, as approved by the Committee; and (iii) vesting of all previously unvested employer contributions to Mr. Elmore’s BRP account. Also in consideration for Mr. Elmore’s release and waiver of claims and agreement to comply with the obligations referenced in the separation agreement, the Company agreed to (A) accelerate the vesting of 60,793 outstanding time-vested RSUs and (B) issue a number of shares of Company common stock equal to the number of PSUs granted on October 22, 2013 and the prorated portion of PSUs granted on each of October 27, 2014 and October 26, 2015, in each case, in the event the Company achieves all of the applicable performance vesting criteria and subject to the other terms and conditions set forth in the separation agreement. As additional consideration, the Company will pay up to a maximum of $67,500 for certain outplacement career consulting services for Mr. Elmore for up to twelve (12) months.

In addition to the EECAs, our existing equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Further, the 2013 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to our CEO and our other three most highly compensated executive officers, other than our CFO, that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders and otherwise satisfies the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Committee believes that it is beneficial for compensation paid to our NEOs to be tax deductible under the Code, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary or appropriate (as determined by the Committee in its sole discretion) to enable the Company to continue to attract, retain, reward and motivate its highly-qualified executives.

Compensation Risk Assessment – NEOs

The Company’s compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risk Assessment section on page 56 describes the Committee’s assessment, which includes, among other things, Hay Group’s annual risk assessment, and the Committee’s belief that our compensation programs do not encourage excessive risk-taking and thus do not create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Policy and Policy Regarding Hedging and Pledging of Company Stock

Our Board has implemented stock ownership guidelines for directors, executive officers and certain other senior level employees. Our Board believes that minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. Individuals who are hired or promoted into positions covered by the guidelines, or who are elected to serve on our Board, have five years following their hire or promotion date to attain the minimum ownership level applicable to their positions, except that individuals in a covered position as of October 28, 2014 have five years from October 28, 2014 to attain the applicable minimum ownership level. The guidelines require ownership of Company stock with a value of the greater of the current fair market value or the closing price per share on the date on which the shares were acquired, of not less than the following amounts, as determined on October 31st of each year:

•	Non-employee directors – five times the annual cash retainer paid to all non-employee directors for service on our Board (not including any cash retainer paid for service on any Board committees);

COMPENSATION DISCUSSION AND ANALYSIS

•	President and CEO – five times base salary;

•	COO – four times base salary;

•	Executive Vice Presidents, Senior Vice Presidents, each Company business segment President, the CFO and the General Counsel – three times base salary; and

•	Other executives as may be designated by the Compensation Committee of our Board – one times base salary.

Unvested time-vested restricted stock, unvested time-vested RSUs and vested stock options are included when determining the amount of stock ownership, with each share of unvested time-vested restricted stock and each share subject to unvested time-vested RSUs and vested options counting as one share of Company common stock for each share of Company common stock subject to such RSUs and options. Stock appreciation rights, whether or not vested, unearned performance shares and unvested stock options do not count for purposes of determining compliance with the stock ownership guidelines. In addition, unvested restricted stock and RSUs that are subject to conditions other than time vesting do not count for the purpose of determining stock ownership levels. All persons subject to the guidelines must retain the shares of Company common stock they acquire upon the exercise of any stock options (after payment of the exercise price and taxes) and 50% of the shares of Company common stock issued upon the vesting of any of their restricted stock or RSUs (after payment of taxes) until achievement of the retention levels.

As of November 21, 2016, all directors and NEOs have met or, within the applicable period, are expected to meet the stock ownership guidelines.

The Company’s “insider trading” policy prohibits all employees from buying or selling Company stock while aware of material nonpublic information, and prohibits the disclosure of material nonpublic information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Corporate Governance section. As part of this policy, certain other Company stock related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any director, officer or other employee of ours to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls or other similar derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan). Prior to entering into such transactions, the policy requires notice to, review of the facts and circumstances by, and the pre-approval of, our General Counsel.

EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 42 through 56, provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

Fiscal Year 2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Performance Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph Alvarado Chairman, President and CEO	2016	$1,000,000	$0	$4,640,170	$0	$1,387,800	$215,640	$7,243,610
	2015	$985,962	$0	$4,351,882	$0	$1,706,200	$203,074	$7,247,118
	2014	$926,468	$0	$4,174,790	$0	$2,305,000	$77,669	$7,483,927
Barbara Smith COO	2016	$614,231	$90,300	$1,845,229	$0	$714,700	$114,979	$3,379,439
	2015	$548,923	$25,500	$934,201	$0	$624,500	$95,606	$2,228,730
	2014	$535,685	$3,000	$1,288,981	$0	$772,000	$45,871	$2,645,537
Mary Lindsey(5)	2016	$392,788	$0	$687,072	$0	$336,700	$65,225	$1,481,785
Vice President and CFO
Tracy Porter Executive Vice President- Operations	2016	$581,346	$40,800	$1,000,078	$0	$699,200	$104,187	$2,425,611
	2015	$562,154	$87,400	$957,895	$0	$612,600	$104,115	$2,324,164
	2014	$545,685	$70,000	$956,261	$0	$830,000	$45,060	$2,447,006
John Elmore	2016	$577,308	$0	$991,533	$0	$429,020	$109,638	$2,107,499
Former Senior Vice President and President CMC International Division (through September 2016)	2015	$562,923	$0	$957,895	$0	$651,900	$102,696	$2,275,414
	2014	$550,000	$0	$993,051	$0	$775,000	$48,136	$2,366,187

Paul K. Kirkpatrick(5)	2016	$410,385	$0	$615,440	$0	$349,600	$63,869	$1,439,294
Vice President, General Counsel and Corporate Secretary

(1)	Amounts reported in fiscal year 2016 for Ms. Smith and Mr. Porter represent additional cash bonuses paid with respect to fiscal year 2016 performance. Please see the CD&A for further information regarding these bonuses.
(2)	Amounts reported in these columns for fiscal year 2016 represent the grant date fair value of PSUs and RSUs awarded in fiscal year 2016 and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). The grant date fair value for PSUs is based on the probable outcome of the vesting conditions as of the grant date. The maximum value of the PSUs for Messrs. Alvarado, Elmore, Kirkpatrick and Porter and Mses. Smith and Lindsey, respectively, are as follows: $4,805,826, $1,026,932, $637,411, $1,035,781, $2,018,663 and $766,047. Assumptions used in determining these values can be found in Note 16 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2016.
(3)	Amounts reported in fiscal year 2016 for each NEO represent the 2016 Annual Cash Incentive Bonus earned by each NEO. Please see the CD&A for further information regarding these bonuses.
(4)

For fiscal year 2016, this column includes a contribution of $14,575 to the 401(k) Plan account of each of our NEOs. This column also includes contributions to the BRP accounts of Mr. Alvarado of $174,285, Ms. Smith of $80,882, Ms. Lindsey of $24,435, Mr. Porter of $71,235, Mr. Elmore of $70,019 and Mr. Kirkpatrick of $32,910. All NEOs received a car allowance in fiscal year 2016. Under the terms of the Executive Annual Physical Program, all NEOs were eligible to be reimbursed for the cost of an annual physical up to a maximum of $2,500 for NEOs who are age 49 and younger and $5,000 for NEOs who are age 50 and older. Due to health care privacy concerns, the actual reimbursements for participants under this program are not shown and instead this column includes the maximum amount eligible for reimbursement based on each NEO’s age. This column also includes

EXECUTIVE COMPENSATION

the premiums paid on behalf of the executive by the Company for supplemental long-term disability coverage in the amounts of $3,306, $4,510, $3,310, $4,524, $4,488, and $4,536 for Messrs. Alvarado, Elmore, Kirkpatrick and Porter and Mses. Smith and Lindsey, respectively. For fiscal year 2016 this column includes a Thanksgiving gift grossed-up for taxes in the amount of $34 for Messrs. Alvarado, Elmore and Porter and Ms. Smith and $28 for Mr. Kirkpatrick and Ms. Lindsey and financial planning services for Messrs. Alvarado, Elmore and Kirkpatrick and Ms. Lindsey.
(5)	Ms. Lindsey and Mr. Kirkpatrick were not NEOs prior to fiscal year 2016.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2016.

Grants of Plan Based Awards in Fiscal Year 2016

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)	Awards ($/Sh)
Joseph Alvarado	—	$600,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	10/26/2015	—	—	—	72,497	144,994	289,988	—	—	—	$2,402,913
	10/26/2015	—	—	—	—	—	—	144,994	—	—	$2,237,257
Barbara R. Smith	—	$308,986	$617,971	$1,235,942	—	—	—	—	—	—	—
	10/26/2015	—	—	—	15,225	30,449	60,898	—	—	—	$504,616
	10/26/2015	—	—	—	—	—	—	30,449	—	—	$469,828
	01/18/2016	—	—	—	15,228	30,455	60,910		—	—	$504,716
	01/18/2016	—	—	—				30,455	—	—	$366,069
Mary Lindsey	—	$145,540	$291,079	$582,158	—	—	—	—	—	—	—
	10/26/2015	—	—	—	3,846	7,692	15,384	—	—	—	$127,476
	10/26/2015	—	—	—	—	—	—	7,692	—	—	$118,688
	01/18/2016	—	—	—	7,710	15,420	30,840		—	—	$255,548
	01/18/2016	—	—	—				15,421	—	—	$185,360
Tracy L. Porter	—	$248,625	$497,250	$994,500	—	—	—	—	—	—	—
	10/26/2015	—	—	—	15,625	31,250	62,500	—	—	—	$517,891
	10/26/2015	—	—	—	—	—	—	31,250	—	—	$482,187
John Elmore	—	$246,500	$493,000	$986,000	—	—	—	—	—	—	—
	10/26/2015	—	—	—	15,492	30,983	61,966	—	—	—	$513,466
	10/26/2015	—	—	—	—	—	—	30,983	—	—	$478,067
Paul K. Kirkpatrick	—	$151,125	$302,250	$604,500	—	—	—	—	—	—	—
	10/26/2015	—	—	—	9,616	19,231	38,462	—	—	—	$318,706
	10/26/2015	—	—	—	—	—	—	19,231	—	—	$296,734

(1)	Represents the Annual Cash Incentive Bonus under the 2013 Cash Incentive Plan. The 2013 Cash Incentive Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 32 through 35. As noted in the Compensation Discussion and Analysis, the bonus pool for 2016 was reduced to reflect the lowered performance goals as compared to 2015 as a result of the Company’s operational plan and expected market conditions.
(2)

Represents PSUs granted under the Company’s 2013 Long-Term Equity Incentive Plan, with 75% of the PSUs vesting based on the Company’s achievement of financial performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on the Company’s relative TSR performance compared to the TSR peer group. The performance period for the PSUs granted on October 26, 2015 commenced on September 1, 2015 and will continue through August 31, 2018, while the performance period for the PSUs granted on January 18, 2016

EXECUTIVE COMPENSATION

commenced on January 18, 2016 and will continue through August 31, 2018. The 2016-2018 long-term incentive program is described in further detail in the section entitled “Long-Term Incentive Program” on pages 36 through 38.
(3)	Represents RSUs granted under the Company’s 2013 Long-Term Equity Incentive Plan that vest ratably over three years from the date of grant, subject to the NEO’s continued employment through the applicable vesting date.
(4)	Represents the grant date fair value of PSUs and RSUs awarded in fiscal year 2016 and calculated in accordance with FASB ASC Topic 718. The grant date fair value for the portion of the PSUs that vest based on EBITDA and ROIC performance was based on the probable outcome of the performance-based vesting conditions as of the grant date. The grant date fair value for the portion of the PSUs that vest based on TSR performance was based on the probable outcome of the market-based vesting condition and the application of a Monte Carlo simulation model. Assumptions used in determining these values can be found in Note 16 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We have entered into employment agreements with each of our NEOs, except Ms. Lindsey and Mr. Kirkpatrick. The initial term of each agreement, other than Mr. Elmore’s prior employment agreement, generally expires on the last day of the fiscal year following the two year anniversary of the effective date of the employment agreement, with automatic one-year renewals thereafter unless terminated by either party. The initial term of Mr. Elmore’s agreement that was in effect during fiscal 2016 was scheduled to expire on the last day of the fiscal year following the one year anniversary of the commencement of his employment, with automatic one-year renewals thereafter unless terminated by either party. The employment agreements set forth a minimum annual base salary and provide that each executive is eligible to earn a bonus under our compensation program but has no guaranteed bonus amount. Each executive is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. Please see the narrative and tables included in the “Potential Payments and Benefits Upon Termination or Change in Control” section on pages 47 through 55 for a description of the compensation that would be paid to the NEOs in the event of their termination following a Change in Control, as well as other events resulting in termination of employment.

Material terms of the grants of plan based awards are described on pages 32 through 35 where we have discussed the Annual Cash Incentive Bonus and pages 36 through 38 where we have discussed the long-term incentive awards. The fiscal year 2016 long-term incentive awards consisted of time-based RSUs and PSUs, with 75% of the PSUs vesting based on the Company’s achievement of financial performance goals related to EBITDA and ROIC and 25% of the PSUs vesting based on the Company’s relative TSR performance compared to the TSR peer group. The percentage of salary and bonus of each of the NEOs as compared to the total compensation in the Fiscal Year 2016 Summary Compensation Table is as follows: Mr. Alvarado (33%), Ms. Smith (42%), Ms. Lindsey (49%), Mr. Porter (54%), Mr. Elmore (48%) and Mr. Kirkpatrick (53%).

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding PSUs and RSUs as of the end of fiscal year 2016. As of August 31, 2016, none of our NEOs held outstanding options or SARs. The market value of shares that have not vested was determined by multiplying the closing market price of our stock on August 31, 2016, $15.52, by the number of shares that have not vested.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)
Joseph Alvarado	—	—	—	—	40,104	(1)	$622,414
					92,086	(3)	$1,429,175	276,244	(5)	$4,287,307
					144,994	(8)	$2,250,307	289,988	(8)	$4,500,614
Barbara R. Smith	—	—	—	—	9,018	(1)	$139,959
					14,300	(6)	$221,936
					19,768	(3)	$306,799	59,300	(5)	$920,336
					30,449	(7)	$472,568	60,898	(8)	$945,137
					30,455	(9)	$472,662	60,910	(10)	$945,323
Mary Lindsey	—	—	—	—	4,282	(2)	$66,457
					2,087	(1)	$32,390
					4,656	(3)	$72,261
					6,139	(4)	$95,277	13,966	(5)	$216,752
					7,692	(7)	$119,380	15,384	(8)	$238,760
					15,421	(9)	$239,334	30,840	(10)	$478,637
Tracy L. Porter	—	—	—	—	9,186	(1)	$142,567
					20,270	(3)	$314,590	60,804	(5)	$943,678
					31,250	(7)	$485,000	62,500	(8)	$970,000
John Elmore	—	—	—	—	9,540	(1)	$148,061
					20,270	(3)	$314,590	60,804	(5)	$943,678
					30,983	(7)	$480,856	61,966	(8)	$961,712
Paul K. Kirkpatrick	—	—	—	—	2,885	(1)	$44,775
					11,358	(3)	$176,276	34,070	(5)	$528,766
					19,231	(7)	$298,465	38,462	(8)	$596,930

1)	Represents RSUs granted on October 22, 2013, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.
2)	Represents RSUs granted on October 22, 2013, with twenty-five percent of the award vesting two years after the date of grant, twenty-five percent of the award vesting three years after the date of grant and the remaining fifty percent vesting four years after the date of grant.
3)	Represents RSUs granted on October 27, 2014, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.
4)	Represents RSUs granted on October 27, 2014, with one-third of the award vesting two years after the date of grant, and two-thirds of the award vesting three years after the date of grant.
5)	In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 27, 2014, with 75% of the PSUs vesting based on the Company’s achievement of

EXECUTIVE COMPENSATION

performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on the Company’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2015-2017 performance period.
6)	Represents RSUs granted on April 7, 2014, with one-third of the award vesting two years after the date of grant, and two-thirds of the award vesting three years after the date of grant.
7)	Represents RSUs granted on October 26, 2015, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.
8)	In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 26, 2015, with 75% of the PSUs vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on the Company’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2016-2018 performance period.
9)	Represents RSUs granted on January 18, 2016, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.
10)	In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on January 18, 2016, with 75% of the PSUs vesting based on the Company’s achievement of performance goals relating to ROIC and EBITDA and 25% of the PSUs vesting based on the Company’s TSR performance relative to the TSR peer group, in each case measured over a performance period commencing on January 18, 2016 and ending on August 31, 2018.

SARs Exercised and Stock Vested

The following table provides information regarding SAR exercises and stock vesting during fiscal year 2016 for the NEOs.

Option/SARs Exercises and Stock Vested in Fiscal Year 2016

	SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Joseph Alvarado	113,537	$732,314	282,755	$4,571,672
Barbara R. Smith	18,668	$105,848	68,571	$1,131,795
Mary Lindsey	—	—	16,059	$265,651
Tracy L. Porter	19,651	$111,421	62,641	$1,034,971
John Elmore	—	—	64,653	$1,068,270
Paul K. Kirkpatrick	—	—	19,820	$326,042

(1)	Included in this column are the number of shares and the associated value realized with respect to the vesting of the PSUs granted on October 22, 2013 to each of the then-serving NEOs. These PSUs vested on August 31, 2016.

Nonqualified Defined Contributions and Other Deferred Compensation Plans

All of the NEOs have previously been designated by the Committee as being eligible to participate in the BRP. Participants can elect to defer W-2 earnings, including annual bonus awards, up to a maximum of 50% of such earnings. Deferrals are matched up to 4.5%, with the matching contributions vesting after two years of service. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred

EXECUTIVE COMPENSATION

for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, the participant or his or her estate will receive a lump sum payment. The payment of amounts deferred by NEOs after December 31, 2004 and that are to be paid after termination of employment, will be delayed for six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self-directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but not identical to, those funds available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

The following table and footnotes provide information regarding the non-qualified deferred compensation plan during fiscal year 2016 for the NEOs.

Fiscal Year 2016 Non-Qualified Deferred Compensation Table

Name	Executive’s Contribution in Last FY ($)	Registrant’s Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Joseph Alvarado	$142,283	$174,285	$107,929	$—	$1,645,236	(1)
Barbara R. Smith	$141,190	$80,882	$35,260	$—	$684,172	(2)
Mary Lindsey	$192,202	$24,435	$14,458	$—	$385,087	(3)
Tracy L. Porter	$78,759	$71,235	$76,285	$—	$1,890,729	(4)
John Elmore	$34,291	$70,019	$44,036	$—	$748,324	(5)
Paul K. Kirkpatrick	$34,960	$32,910	$6,985	$—	$211,710	(6)

(1)	Approximately 50% of the aggregate balance at 2016 fiscal year end results from Mr. Alvarado’s voluntary deferrals of compensation to the BRP since his participation began in 2010.
(2)	Approximately 68% of the aggregate balance at 2016 fiscal year end results from Ms. Smith’s voluntary deferrals of compensation to the BRP since her participation began in 2013.
(3)	Approximately 86% of the aggregate balance at 2016 fiscal year end results from Ms. Lindsey’s voluntary deferrals of compensation to the BRP since her participation began in 2012.
(4)	Approximately 42% of the aggregate balance at 2016 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since his participation began in 2006.
(5)	Approximately 71% of the aggregate balance at 2016 fiscal year end results from Mr. Elmore’s voluntary deferrals of compensation to the BRP since his participation began in 2012.
(6)	Approximately 65% of the aggregate balance at 2016 fiscal year end results from Mr. Kirkpatrick’s voluntary deferrals of compensation to the BRP since his participation began in 2012.

Potential Payments and Benefits Upon Termination or Change in Control

Under our executive compensation program, severance payments and the provision of benefits can be triggered upon termination of an NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed below.

Employment Agreements

Below is a description of the termination provisions included in each of the employment agreements and EECAs. The NEOs (other than Ms. Lindsey and Mr. Kirkpatrick, who do not have an employment agreement) are also bound under the terms of their employment agreements to certain non-competition provisions during the term of the employment and for 18 months thereafter and certain non-solicitation restrictions for a period of two years after termination of employment.

EXECUTIVE COMPENSATION

Alvarado, Smith, Porter and Elmore.    If we terminate Mr. Alvarado’s, Ms. Smith’s, Mr. Porter’s or Mr. Elmore’s employment for cause under the terms of their respective employment agreements or under the applicable law or if any such executive terminates his or her own employment without good reason, then we have no further payment obligations to him or her, except accrued and unused vacation.

If the employment of any of these executives is terminated due to death or disability, such executive or his or her respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of any applicable bonus as determined by our Board; (iii) payment of any cash incentive due under the 2013 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contributions attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Mr. Alvarado’s or Mr. Porter’s employment without cause, if Mr. Alvarado or Mr. Porter terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times his then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus he received for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by our Board for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Ms. Smith’s or Mr. Elmore’s employment without cause, if the executive terminates for good reason, or if we do not renew the executive’s employment agreement, pursuant to the executive’s employment agreement, the executive will be entitled to: (i) an amount equal to two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

Under Mr. Alvarado’s, Ms. Smith’s, Mr. Porter’s and Mr. Elmore’s employment agreements, “cause” is defined as the executive’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to such executive’s employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to the Company; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under such executive’s employment agreement; or (iv) commission of an act in performing such executive’s duties amounting to gross negligence or willful misconduct.

Under Mr. Alvarado’s and Mr. Porter’s employment agreements, “good reason” is defined as our breach of the agreement, a significant reduction in the executive’s responsibilities or compensation, or our requiring the executive to work at a location more than 50 miles from our current location. Under Ms. Smith’s employment agreement, “good reason” is defined as our breach of the agreement or a significant reduction in the executive’s responsibilities or compensation. Under Mr. Elmore’s employment agreement, “good reason” is defined as our breach of the agreement.

EECAs.    In April 2006, our Board authorized the execution of a form Executive Employment Continuity Agreement (the “EECA”) with certain key executives, including each of the then-serving NEOs. Ms. Smith entered into an EECA upon the commencement of her employment with the Company, and Ms. Lindsey and Mr. Kirkpatrick entered into an EECA on October 19, 2009 and November 1, 2013, respectively. The EECA is intended to ensure that we will have the continued attention and dedication of the executive during events that might lead to, and in the event of, a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available

EXECUTIVE COMPENSATION

to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive plans, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

If the executive’s employment is terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined below)), the EECA requires us to pay certain severance benefits to the executive in a lump sum within 30 days following termination. The severance benefits for Mses. Smith and Lindsey and Messrs. Alvarado, Elmore, Porter and Kirkpatrick include an amount equal to unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination as well as four times the highest annual base salary in effect at any time during the twelve month period prior to the Change in Control. Under the terms of the EECA, the severance paid is determined based on a multiple of salary only and does not include a multiple of salary plus bonus. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger severance payments under these agreements. We believe that this double trigger is a reasonable trigger for severance compensation under the EECAs and that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The EECA does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including excise taxes under Section 4999 of the Code, which the employee may owe as a result of receipt of payments under the EECA. The EECA does require us to determine if the payments to an executive under the EECA combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999. We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the EECA. The EECA provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the EECA will terminate.

Plan Awards.    In addition to the EECAs, our existing equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control, as defined by such plans. Under the Company’s long-term incentive program and except as otherwise provided for in an agreement, PSUs vest at target performance levels upon a Change in Control. Further, the 2013 Cash Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests.

The EECA, cash and equity incentive plans define a Change in Control to be the occurrence of one of the following events: (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities; (ii) the replacement of a majority of the members of our Board by directors not approved by the incumbents; (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities; or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA or requiring the executive to relocate more than 50 miles from his workplace.

EXECUTIVE COMPENSATION

Separation Agreement with Mr. Elmore.    In connection with Mr. Elmore’s departure from the Company, Mr. Elmore and the Company entered into a separation agreement on September 29, 2016. Under the separation agreement, Mr. Elmore agreed to comply with certain (i) non-competition and (ii) non-solicitation obligations from his separation date through the periods ending March 29, 2018 and September 29, 2018, respectively. In consideration for Mr. Elmore’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in the separation agreement, the Company agreed, among other things, to provide Mr. Elmore: (i) a lump sum payment in the gross amount of $1,160,000, which is equivalent to two years annual base salary and (ii) Mr. Elmore’s fiscal year 2016 annual performance bonus based on the formulaic calculation under the Company’s fiscal year 2016 Annual Cash Incentive Bonus program, as approved by the Committee ($429,020). Also in consideration for Mr. Elmore’s release and waiver of claims and agreement to comply with the obligations referenced in the separation agreement, the Company agreed to (A) accelerate the vesting of 60,793 outstanding time-vested RSUs ($982,415, estimated based on a stock price of $16.16 on September 29, 2016) and (B) issue a number of shares of Company common stock equal to the number of PSUs granted on October 22, 2013 ($462,370, estimated based on a stock price of $16.16 on September 29, 2016) and the prorated portion of PSUs granted on each of October 27, 2014 and October 26, 2015 ($499,409, estimated based on a stock price of $16.16 on September 29, 2016 and assuming target performance achievement), in each case, in the event the Company achieves all of the applicable performance vesting criteria and subject to the other terms and conditions set forth in the separation agreement. As additional consideration, the Company will pay up to a maximum of $67,500 for certain outplacement career consulting services for Mr. Elmore for up to twelve (12) months.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on August 31, 2016, the last day of our 2016 fiscal year. In all cases the amounts were valued as of August 31, 2016, based upon, where applicable, a closing share price of $15.52.

The amounts in the following tables are calculated as of August 31, 2016 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Joseph Alvarado Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$2,000,000	$0	$0	$4,000,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$1,387,800	$1,387,800	$1,387,800	$1,387,800
Long-term Incentives Restricted Stock/PSUs Unvested and accelerated(2)	$3,733,969	$3,733,969	$3,733,969	$0	$8,695,856	$8,695,856	$3,733,969	$3,733,969
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$1,841,895	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$61,305	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$862,500	$0
Accrued Vacation Pay(6)	$76,923	$76,923	$76,923	$76,923	$0	$76,923	$76,923	$76,923

Total	$3,810,892	$3,810,892	$5,810,892	$76,923	$10,083,656	$16,063,779	$6,061,192	$6,198,692

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Alvarado’s employment agreement and EECA described on pages 48 through 49.
(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that, except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.

EXECUTIVE COMPENSATION

(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(4)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65, or for up to 75 months if the executive becomes disabled at age 64.
(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

Barbara R. Smith Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,300,000	$0	$0	$2,600,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$714,700	$714,700	$714,700	$714,700
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$0	$0	$0	$3,019,323	$3,019,323	$1,084,955	$1,084,955
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$833,291	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$66,155	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$2,392,500	$0
Accrued Vacation Pay(6)	$50,000	$50,000	$50,000	$50,000	$0	$50,000	$50,000	$50,000

Total	$50,000	$50,000	$1,350,000	$50,000	$3,734,023	$7,283,469	$4,242,155	$2,849,655

(1)	Amounts reported for base salary are calculated pursuant to Ms. Smith’s employment agreement and EECA described on pages 48 through 49. As noted in footnote 7 below, Ms. Smith is not eligible for ordinary retirement.
(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.
(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(4)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.
(7)	Ms. Smith is not eligible for ordinary retirement based on her length of service with the Company.

EXECUTIVE COMPENSATION

Mary Lindsey Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$0	$0	$0	$1,660,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$336,700	$336,700	$336,700	$336,700
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$0	$0	$0	$1,092,173	$1,092,173	$339,930	$339,930
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$390,901	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$58,396	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$830,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,487,500	$0
Accrued Vacation Pay(6)	$31,923	$31,923	$31,923	$31,923	$0	$31,923	$31,923	$31,923

Total	$31,923	$31,923	$31,923	$31,923	$1,428,873	$3,570,093	$2,196,053	$1,538,553

(1)	Amounts reported for base salary are calculated pursuant to Ms. Lindsey’s EECA described on pages 48 through 49. As noted previously, Ms. Lindsey is not subject to an employment agreement that provides for post-termination separation benefits. As noted in footnote 7 below, Ms. Lindsey is not eligible for ordinary retirement.
(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.
(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(4)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.
(7)	Ms. Lindsey is not eligible for ordinary retirement based on her length of service with the Company.

EXECUTIVE COMPENSATION

Tracy L. Porter Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$1,170,000	$0	$0	$2,340,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$699,200	$699,200	$699,200	$699,200
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$820,840	$820,840	$820,840	$0	$1,898,996	$1,898,996	$820,840	$820,840
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$810,411	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$51,737	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$1,920,000	$0
Accrued Vacation Pay(6)	$45,000	$45,000	$45,000	$45,000	$0	$45,000	$45,000	$45,000

Total	$865,840	$865,840	$2,035,840	$45,000	$2,598,196	$5,845,344	$3,485,040	$2,565,040

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Porter’s employment agreement and EECA described on pages 48 through 49.
(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control. We have assumed that except for termination with cause, the Committee would have consented to vesting of awards upon retirement or permitted early retirement.
(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(4)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

EXECUTIVE COMPENSATION

John Elmore Executive Benefits and Payments Upon Termination(1)	Voluntary Resignation	Retirement (8)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(2)	$0	$0	$1,160,000	$0	$0	$2,320,000	$0	$0
Annual Cash Incentive Bonus(2)	$0	$0	$0	$0	$429,020	$429,020	$429,020	$429,020
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(3)	$0	$0	$0	$0	$1,896,203	$1,896,203	$823,205	$823,205
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(4)	$0	$0	$0	$0	$0	$679,576	$0	$0
Welfare Continuation Benefit(5)	$0	$0	$0	$0	$0	$70,555	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$1,000,000
Disability Benefits(6)	$0	$0	$0	$0	$0	$0	$2,122,500	$0
Accrued Vacation Pay(7)	$44,615	$44,615	$44,615	$44,615	$0	$44,615	$44,615	$44,615

Total	$44,615	$44,615	$1,204,615	$44,615	$2,325,223	$5,439,969	$3,419,340	$2,296,840

(1)	As noted under “Potential Payments and Benefits Upon Termination or Change in Control,” on September 29, 2016, Mr. Elmore separated from the Company. Please see page 50 for a description of the separation agreement entered into with Mr. Elmore.
(2)	Amounts reported for base salary are calculated pursuant to Mr. Elmore’s employment agreement and EECA as in effect during fiscal 2016 and described on pages 48 through 49. As noted in footnote 8 below, Mr. Elmore was not eligible for ordinary retirement during fiscal 2016.
(3)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.
(4)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(5)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(6)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(7)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.
(8)	Mr. Elmore was not eligible for ordinary retirement during fiscal 2016 based on his length of service with the Company.

EXECUTIVE COMPENSATION

Paul K. Kirkpatrick Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$0	$0	$0	$0	$0	$1,680,000	$0	$0
Annual Cash Incentive Bonus(1)	$0	$0	$0	$0	$349,600	$349,600	$349,600	$349,600
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$0	$0	$0	$0	$1,082,365	$1,082,365	$444,852	$444,852
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$0	$0	$0	$0	$0	$412,632	$0	$0
Welfare Continuation Benefit(4)	$0	$0	$0	$0	$0	$55,299	$0	$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0	$840,000
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	$5,700,000	$0
Accrued Vacation Pay(6)	$32,308	$32,308	$32,308	$32,308	$0	$32,308	$32,308	$32,308

Total	$32,308	$32,308	$32,308	$32,308	$1,431,965	$3,612,204	$6,526,760	$1,666,760

(1)	Amounts reported for base salary are calculated pursuant to Mr. Kirkpatrick’s EECA described on pages 48 through 49. As noted previously, Mr. Kirkpatrick is not subject to an employment agreement that provides for post-termination separation benefits. As noted in footnote 7 below, Mr. Kirkpatrick is not eligible for ordinary retirement.
(2)	Pursuant to the terms of the grant agreements, awards granted in fiscal years 2014, 2015 and 2016 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Committee) and vest 100% upon a Change in Control.
(3)	Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for two years based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, including the accelerated vesting of equity awards, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels as well as changes in the Company’s stock price.
(4)	Amounts reported are based on estimated costs for two years based upon fiscal year 2017 premiums and actual fiscal year 2016 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)	As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.
(7)	Mr. Kirkpatrick is not eligible for ordinary retirement based on his length of service with the Company.

EXECUTIVE COMPENSATION

Compensation Risk Assessment – Company-wide Compensation Policies and Programs

The Compensation Committee has established and plans to continue to refine Company-wide compensation policies and programs that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Committee undertook, during our most recently ended fiscal year, an assessment of our compensation arrangements, including those for our NEOs. In conducting this assessment, the Committee asked Hay Group, its independent compensation consultant to perform, among other things, a review of our (i) compensation philosophy, (ii) peer group companies, (iii) compensation mix, (iv) cash and equity-based incentive plans, and (v) administrative procedures. The Committee also asked Hay Group to examine our cash and equity-based compensation plans in comparison to market practices.

The considerations and findings of the assessment by the Committee included:

•	The Committee believes that the distribution of compensation among our core compensation elements focuses our employees on both the nearer-term and long-term performance of the Company.

•	Our cash incentive compensation programs include both financial and operational measures intended to be aligned with the Company’s short-, medium- and long-term business goals.

•	Our equity-based incentive awards provide for payouts over a multi-year period so that our NEOs remain focused on our performance beyond the immediate fiscal year.

•	Our cash and equity-based awards contain a range of performance levels, multiple metrics and payouts to discourage executives from taking risky actions to meet a single target with an all-or-nothing result of compensation or no compensation.

•	Caps on awards to certain executives and limits on maximum award size also limit risk under the Company’s incentive plans.

•	A cap is placed on the number of shares of common stock of the Company that may be awarded to any director in any fiscal year.

•	Executives and directors are encouraged to hold a meaningful number of shares of the Company’s common stock pursuant to our stock ownership policy.

Based upon this assessment, the Committee does not believe that our Company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation arrangements for non-employee directors are described below. The following table and footnotes outline the compensation paid to our non-employee directors for fiscal year 2016, as well as the outstanding equity awards held by the non-employee directors as of August 31, 2016. As an officer of the Company, Mr. Alvarado did not receive fees for his service on our Board during fiscal year 2016.

Director Compensation Table in Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Vicki L. Avril(1)	$122,198	$99,995	$—	$222,193
Rhys J. Best	$122,000	$99,995	$—	$221,995
Robert L. Guido	$125,000	$99,995	$—	$224,995
Richard B. Kelson	$145,000	$99,995	$—	$244,995
Anthony A. Massaro	$125,000	$94,736	$—	$219,736
Rick J. Mills(1)	$135,000	$99,995	$—	$234,995
Sarah E. Raiss	$127,500	$94,736	$—	$222,236
J. David Smith	$120,000	$99,995	$—	$219,995
Charles L. Szews(1)	$122,198	$99,995	$—	$222,193
Joseph C. Winkler(1)	$122,000	$99,995	$—	$221,995

(1)	Ms. Avril elected to receive $61,099 of her fiscal year 2016 director fees in the form of common stock purchased at the time the quarterly fees are paid. Mr. Mills elected to receive all his fiscal year 2016 director fees in RSUs. Mr. Szews elected to receive $28,750 of his fiscal year 2016 director fees in the form of common stock purchased at the time quarterly fees are paid. Mr. Winkler elected to receive $61,000 of his fiscal year 2016 director fees in the form of common stock purchased at the time the quarterly fees are paid.

NON-EMPLOYEE DIRECTOR COMPENSATION

(2)	Includes the grant date fair value of equity awards granted in fiscal year 2016 and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining these values can be found in Note 16 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 31, 2016. Five of the non-employee directors were granted restricted stock awards (“RSAs”), two of the non-employee directors were granted RSUs, and three of the non-employee directors elected to defer the equity portion of their annual retainer fee in RSUs to be paid following their termination of service on our Board. One-half of each RSA and RSU equity award vests on January 12, 2017 and one-half vests on January 12, 2018, provided such director is still serving as a director or such director has not had an accelerated vesting event, such as retirement, death, permanent disability or a change in control. As of August 31, 2016, each individual who served as a non-employee director during fiscal year 2016 had outstanding the following number of deferred RSUs, RSAs, RSUs and SARs:

Director	Deferred Restricted Stock Units	Restricted Stock/ Restricted Stock Units	SARs
Vicki L. Avril	15,183	964	—
Rhys J. Best	—	11,009	28,000
Robert L. Guido	—	11,009	—
Richard B. Kelson	39,943	—	14,000
Anthony A. Massaro	19,991	7,407	14,000
Rick J. Mills	68,507	—	—
Sarah E. Raiss	13,773	11,009	14,000
J. David Smith	—	11,009	28,000
Charles L. Szews	—	11,491	—
Joseph C. Winkler	—	11,009	—

(3)	Costs of less than $5,000 per director were incurred by us in connection with certain spouses attending activities related to the 2016 Annual Meeting of Stockholders. We incurred costs associated with minor commemorative items, meals, entertainment, sightseeing and similar activities for each director and accompanying guest, if present.

None of our employees receive additional compensation for serving as a director. For fiscal year 2016, our directors received an annual retainer of $200,000 (the “Annual Retainer”), paid in quarterly installments, one-half in cash and one-half in equity. In addition, if more than ten Board meetings are held in a calendar year, directors are entitled to receive Board meeting fees of $2,000 per additional meeting attended. Additionally, each Audit Committee member receives an annual retainer of $15,000, and the Chairman receives an annual retainer of $25,000. Each Compensation, Nominating and Corporate Governance, and Finance Committee member receives an annual retainer of $10,000, and the Chairmen receive retainers of $17,500, $12,000 and $12,000, respectively. In addition, if any committee holds more than ten meetings in a calendar year, members of such committee are entitled to receive committee meeting fees of $2,000 per additional committee meeting attended. The Lead Director receives an annual retainer of $25,000. The equity portion of the Annual Retainer was fully issued in restricted stock and restricted stock units in the 2016 calendar year. Additionally, any director may elect to be paid the cash portion of the Annual Retainer or committee retainer(s) in common stock. The Company maintains a Non-Employee Director Deferred Compensation Program under which non-employee directors may defer all or a portion of their compensation until their separation from our Board.

Under the Company’s stock ownership guidelines, non-employee directors are required to own Company stock equal in value to five times such person’s annual cash retainer, and each non-employee director has five years from joining the board to achieve this.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for fiscal year 2016 were Ms. Raiss (Chairman) and Messrs. Best, Kelson, Smith and Winkler. None of the members of the Compensation Committee was at any time during fiscal year 2016, or at any other time, an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Compensation Committee or as a member of our Board. There were no relationships requiring disclosure under Item 404 of Regulation S-K or Item 407(e)(4) of Regulation S-K that involved any member of the Compensation Committee during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Mr. Bryan Porter, son of our Executive Vice President – CMC Operations, Tracy Porter, is employed by us as Works Manager for CMC Steel South Carolina. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $208,352 for his services during fiscal year 2016 which is in line with the Company’s normal pay policies and practices. He received total taxable compensation of $273,516 including relocation, life insurance, car allowance and the tax value of restricted stock that vested in fiscal year 2016.

Since 1978, we have had a Code of Conduct that applies to all directors, officers and employees (collectively, “Covered Persons”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found in the Corporate Governance section of our website at www.cmc.com. The Code of Conduct prohibits a Covered Person from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit Committee (the “Related Person Transactions Policy”).

The Company’s Related Person Transactions Policy defines a “Related Person Transaction” as any transaction involving an amount in excess of $120,000 in which the Company is a participant and in which a Related Person (as defined below) has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The Related Person Transactions Policy also contains categories of certain transactions that our Board has identified as not constituting Related Person Transactions because such transactions are not deemed to create a direct or indirect material interest for the Related Person.

A “Related Person” is (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii). Immediate family members include a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any individual (other than a tenant or employee) sharing the household of such person.

Under the Related Person Transactions Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy (i) by the Audit Committee of our Board or (ii) if the Audit Committee of our Board determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of our Board, by such disinterested members of our Board by the vote of a majority thereof. In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction.

No director participates in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director is required to provide all material information concerning the Related Person Transaction to the Audit Committee or disinterested directors reviewing such transaction.

There were no transactions considered to be a Related Person Transaction since the beginning of the Company’s 2016 fiscal year through the date of this proxy statement.

AUDIT COMMITTEE REPORT

Our Board annually selects the members of the Audit Committee. At the beginning of fiscal year 2016, the members of the Audit Committee were Messrs. Mills (Chairman), Guido, Massaro and Szews and Ms. Avril. Our Board has determined that each member of the Audit Committee is qualified to serve. Our Board has determined that each member of the Audit Committee satisfies all applicable financial literacy requirements, and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the listing standards of the NYSE. Our Board has determined that Ms. Avril and Messrs. Guido, Mills and Szews meet the definition of “audit committee financial expert” as defined by the SEC. During the fiscal year ended August 31, 2016, the Audit Committee met nine times.

The Audit Committee’s responsibilities are outlined in a charter approved by our Board, which can be found on our website at www.cmc.com under the Corporate Governance section. On an annual basis, the Audit Committee conducts a self-assessment review and also reviews and assesses the adequacy of its charter. The Audit Committee assists our Board in the oversight of our financial reporting process. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The Audit Committee, among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent registered public accounting firm, recommends to our Board whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent registered public accounting firm, reviews with our internal audit staff and independent registered public accounting firm our controls and procedures and is responsible for approving all audit and engagement fees of the independent registered public accounting firm. The Audit Committee meets regularly and separately from management with the internal audit staff, the independent registered public accounting firm, as well as the Chief Financial Officer and the General Counsel.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2016 with management and with the independent registered public accounting firm. Those discussions included the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm its independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining its independence. Based on the Audit Committee’s discussions and review with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements for the fiscal year ended August 31, 2016 be included in our Annual Report on Form 10-K as filed on October 31, 2016 with the SEC.

Rick J. Mills, Chairman

Vicki L. Avril

Robert L. Guido

Anthony A. Massaro

Charles L. Szews

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2017, subject to stockholder ratification. Fees billed by Deloitte & Touche LLP to us for services provided in fiscal years ended August 31, 2016 and August 31, 2015 were:

Type of Fees	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$4,280,801	$4,167,277
Audit-Related Fees	$—	$—
Tax Fees	$288,372	$275,000
All Other Fees	$10,660	$5,330
Total	$4,519,833	$4,447,607

“Audit Fees” are fees billed by Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our consolidated financial statements included in our Quarterly Reports on Forms 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements. ”Tax Fees” are billed by Deloitte & Touche LLP for professional services for tax compliance, tax advice and tax planning. For fiscal years 2016 and 2015, “Tax Fees” consisted of fees billed for tax advice services related to the restructuring of certain of the Company’s legal entities. “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories. For fiscal years 2016 and 2015, “All Other Fees” consisted of fees billed for use of the Deloitte Technical Library, an online research tool.

The Audit Committee has adopted the following practices regarding the engagement of our independent registered public accounting firm to perform services for us:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm shall provide the Audit Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter and budget for audit services will be formally accepted by the Audit Committee.

For non-audit services, Company management periodically submits to the Audit Committee for pre-approval a list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Audit Committee will review and approve, as it considers appropriate, both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. All of the services described above were approved by the Audit Committee pursuant to these pre-approval processes.

To ensure prompt handling of unexpected matters, the Audit Committee may periodically delegate to the Chairman of the Audit Committee the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman of the Audit Committee will report any action taken in this regard to the Audit Committee at the next Audit Committee meeting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has specifically charged the independent registered public accounting firm with the responsibility of ensuring that all audit and non-audit services provided to us have been pre-approved by the Audit Committee. The CFO and independent registered public accounting firm are responsible for tracking all of the independent registered public accounting firm’s fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Our Board requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending August 31, 2017. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change should be made.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2017.

The Audit Committee and our Board recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory, non-binding vote on the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. This is the fifth year that we are asking stockholders to vote on this type of proposal, which is commonly referred to as a “say-on-pay vote.” At the 2016 annual meeting, the Company’s say-on-pay proposal was approved, on an advisory basis, by a majority of shares represented at the annual meeting and having voting power. At the 2012 annual meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held.

As disclosed in the Compensation Discussion and Analysis (which starts on page 26 of this proxy statement), the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The objectives of the Company’s executive compensation program are to:

•	facilitate the attraction and retention of top-caliber talent;

•	align the interests of our executives with those of our stockholders; and

•	offer median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives dependent upon achieving the financial performance goals.

Within the objectives listed above, the Compensation Committee generally believes that it is in the interests of the Company and its stockholders that the “variable” compensation performance metrics should be:

•	primarily based on pre-established performance goals;

•	designed to compensate based upon a combination of individual, business unit and Company performance; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative discussion, is approved.”

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt the proposal to approve the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, our Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

Our Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.

EQUITY COMPENSATION PLANS

Information about our equity compensation plans as of August 31, 2016 is as follows:

	A.	B.	C.
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders	358,994	$14.39	9,394,846
Equity compensation plans not approved by security holders	—	—	—
Total	358,994	$14.39	9,394,846

GENERAL

The annual report to stockholders for fiscal year 2016 has been mailed to stockholders with this proxy statement or previously, if requested, and is also available to stockholders online at www.proxyvote.com by using the 12 digit control number on the Notice Regarding the Availability of Proxy Materials. The annual report does not form any part of the material for the solicitation of proxies.

We will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse banks, brokers, trusts and other nominees for their costs in forwarding proxy materials to beneficial owners of our common stock.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

It is currently contemplated that our 2018 annual meeting of stockholders will take place on or about January 10, 2018. Pursuant to regulations of the SEC, in order to be included in our proxy statement for the 2018 annual meeting, stockholder proposals must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no later than July 31, 2017 and must comply with additional requirements established by the SEC. Pursuant to our third amended and restated bylaws, a stockholder proposal to bring business before the 2018 annual meeting submitted outside of the processes established in Rule 14a-8 promulgated by the SEC or to nominate a person for election to the Board will be considered untimely before September 13, 2017 and untimely after October 13, 2017.

OTHER BUSINESS

Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

PAUL K. KIRKPATRICK

Corporate Secretary

November 28, 2016

DIRECTIONS TO COMMERCIAL METALS COMPANY

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 11, 2017, 10:00 A.M.

CMC HALL AT THE COMPANY’S HEADQUARTERS

6565 NORTH MACARTHUR BOULEVARD, 9TH FLOOR

IRVING, TEXAS 75039

Directions from DFW Airport

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the George Bush Exit (TX-161) and turn left onto the service road of the George Bush (TX-161). Once on the service road, continue on the service road to MacArthur Blvd. Turn right on MacArthur Blvd. and continue past Patton Dr. to 6565 N. MacArthur Blvd. The 6565 MacArthur Building is located on the right side of N. MacArthur Blvd.

OR

Take the North exit out of the airport to Hwy. 114 East towards Dallas. Take the MacArthur Blvd. Exit and turn left onto MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Love Field

Take the exit out of Love Field and turn right onto Mockingbird Lane. Stay on Mockingbird to TX-183W towards Fort Worth. Take Hwy. TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn right onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

Directions from Downtown Dallas

Take I-35E/Stemmons Freeway to TX-114 West towards Grapevine/DFW Airport North Entry. Take the exit toward Walnut Hill Lane/MacArthur Blvd. Stay straight past the Walnut Hill Lane exit to the N. MacArthur Blvd. exit. Take the N. MacArthur Blvd. ramp and turn right onto N. MacArthur Blvd. Continue on N. MacArthur Blvd. through Royal Lane. The 6565 MacArthur Building is located on the West side of N. MacArthur Blvd. Take the first left-hand turn after passing Royal Lane to enter the property.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
					For	Against	Abstain
1A	Vicki L. Avril				☐	☐	☐
1B	Robert L. Guido				☐	☐	☐
1C	Sarah E. Raiss				☐	☐	☐
1D	J. David Smith				☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year.

					☐	☐	☐
3	ADVISORY VOTE ON EXECUTIVE COMPENSATION Vote to approve, on an advisory basis, the compensation of the Company’s named executive officers.				☐	☐	☐

NOTE: The proxyholders are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement, Annual Report/Form 10-K, and Form of Proxy are available at www.proxyvote.com

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PROXY COMMERCIAL METALS COMPANY ANNUAL MEETING OF STOCKHOLDERS JANUARY 11, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned stockholder(s) of Commercial Metals Company hereby appoints Joseph Alvarado, Barbara R. Smith and Paul K. Kirkpatrick, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2017 annual meeting of stockholders of Commercial Metals Company (the “Annual Meeting”) to be held on January 11, 2017 at 10:00 a.m., Central Standard Time, at Commercial Metals Company, CMC Hall, 6565 North MacArthur Boulevard, 9th Floor, Irving, Texas 75039, and any adjournment or postponement of the Annual Meeting, according to the number of votes which the undersigned is entitled to cast at the Annual Meeting, hereby revoking any proxies previously executed by the undersigned for the Annual Meeting.

The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES ON PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side